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Filed Pursuant To Rule 424(b)(5)
Registration No. 333-197895

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of such securities is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2016
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 6, 2014

$

$                        % Notes due 2019

$                        % Notes due 2026

        Black Hills Corporation is offering $                aggregate principal amount of        % Notes due 2019 (the "2019 Notes") and $                aggregate principal amount of        % Notes due 2026 (the "2026 Notes" and, together with the 2019 Notes, the "Notes").

        We will pay interest on the Notes on January     and July     of each year, beginning on July    , 2016. We may redeem some or all of the Notes at any time at the redemption prices described under the caption "Description of the Notes—Redemption." The Notes have no sinking fund provisions.

        The Notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

        The Notes will not be listed on any securities exchange, and there is no existing trading market for the Notes.

        Investing in the Notes involves risks. See "Risk Factors" beginning on page S-22 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds to Us(1)

Per 2019 Note	%	%	%

Per 2026 Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest from January     , 2016, if settlement occurs after that date. Delivery of the Notes in book-entry form only will be made on or about January     , 2016.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	US Bancorp	MUFG	Scotiabank

The date of this prospectus supplement is January     , 2016.

        Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date of the accompanying prospectus or the date of such free writing prospectus, as applicable.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the Notes that we are selling in this offering and about the offering itself. The second part is the accompanying prospectus, which provides more general information. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

        Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our securities and other information you should know before investing in our Notes. Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information."

        The terms "we," "our," "us," the "Company" and "BHC" refer to Black Hills Corporation and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

        Certain matters contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, including without limitation those statements that are identified by the words "anticipates," "estimates," "intends," "plans," "predicts," "seek," "will" and similar expressions, and include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

        Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Nonetheless, the Company's expectations, beliefs or projections may not be achieved or accomplished.

        Any forward-looking statement contained in this document speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our purchase of SourceGas Holdings LLC. All forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by the risk factors and cautionary statements set forth in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by Form 10-K/A filed on August 7, 2015, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and in other reports that we file with the SEC from time to time, and set forth in "Risk Factors" in this prospectus supplement.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under "Where You Can Find More Information" in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under "Risk Factors" and "Forward-Looking Statements" in this prospectus supplement as well as the "Risk Factors" sections in our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by Form 10-K/A filed on August 7, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Black Hills Corporation

        Black Hills Corporation, a South Dakota corporation, is a growth-oriented, vertically-integrated energy company headquartered in Rapid City, South Dakota. Our predecessor company, Black Hills Power and Light Company, was incorporated and began providing electric utility service in 1941. It was formed through the purchase and combination of several existing electric utilities and related assets, some of which had served customers in the Black Hills region since 1883. In 1956, we began producing, selling and marketing various forms of energy through non-regulated businesses.

        We operate principally in the United States with two major business groups: Utilities and Non-regulated Energy. Our Utilities Group is comprised of regulated Electric Utilities and regulated Gas Utilities segments, and our Non-regulated Energy Group is comprised of Power Generation, Coal Mining and Oil and Gas segments.

        Our Electric Utilities segment generates, transmits and distributes electricity to approximately 205,400 electric customers in South Dakota, Wyoming, Colorado and Montana and also distributes natural gas to approximately 44,000 gas utility customers of Cheyenne Light, Fuel and Power Company, one of our subsidiaries, in and around Cheyenne, Wyoming. Our Gas Utilities segment serves approximately 543,200 natural gas utility customers in Colorado, Nebraska, Iowa and Kansas. Our Electric Utilities own 841 megawatts (MW) of generation and 8,660 miles of electric transmission and distribution lines, and our Gas Utilities own 645 miles of intrastate gas transmission pipelines and 19,058 miles of gas distribution mains and service lines. Our Utilities Group generated net income of $86 million for the nine months ended September 30, 2015 and $101 million for the year ended December 31, 2014, and had total assets of $3.7 billion at September 30, 2015 and $3.7 billion at December 31, 2014.

        Our Power Generation segment produces electric power from our generating plants and sells the electric capacity and energy primarily to our utilities under long-term contracts. Our Coal Mining segment produces coal at our coal mine near Gillette, Wyoming, and sells the coal primarily under long-term contracts to mine-mouth electric generation facilities including our own regulated and non-regulated generating plants. Our Oil and Gas segment engages in the exploration, development and production of crude oil and natural gas, primarily in the Rocky Mountain region. Our Non-regulated Energy Group generated net income (loss) of $(96) million for the nine months ended September 30, 2015 and $30 million for the year ended December 31, 2014, and had total assets of $0.4 billion at September 30, 2015 and $0.5 billion at December 31, 2014.

 Our Strategy

        Our primary strategic objective is to be a utility-centered, vertically-integrated energy company providing reliable, highly valued products and services that cost effectively meet or exceed customer expectations. Our integrated approach and focus on utility customers provides for growth opportunities in both our utility and non-regulated energy businesses. This strategy affirms our vision to be the energy partner of choice and our mission to improve life with energy.

        Black Hills intends to accomplish its strategy through targeted expansion of our electric and natural gas utilities, complemented by focused investment in risk-managed, non-regulated energy opportunities. The key elements of our business strategy are as follows:

Provide stable long-term rates for customers and increase earnings by efficiently planning, constructing and operating rate-base power generation facilities needed to serve our electric utilities.

        Our Company began as a vertically-integrated electric utility. This business model remains a core strength and strategy today, as we invest in and operate efficient power generation resources to cost effectively transmit and distribute electricity to our customers. We strive to provide power at reasonable rates to our customers and earn competitive returns for our investors.

        We believe we have a competitive power production strategy focused on low cost construction and operation of our electric generating facilities. Access to our own coal, with long-lived reserves, and third-party natural gas reserves allows us to be competitive as a power generator. Low production costs can result from a variety of factors including low fuel costs, efficiency in converting fuel into energy and low per unit operation and maintenance costs. We leverage our mine-mouth coal-fired generating capacity which strengthens our position as a low-cost producer by eliminating fuel transportation costs which often represent the largest component of the delivered cost of coal for many other utilities. In addition, we typically operate our plants with high levels of availability, compared to industry benchmarks. We aggressively manage each of these factors with the goal of achieving low production costs.

        Rate-base generation assets offer several advantages, including:

  •
  Since the generating assets are included in utility rate base and reviewed and approved by government authorities, customer rates are more stable and predictable, and typically less expensive in the long run, than if the power was purchased from the open market through wholesale contracts that are re-priced over time;

  •
  Regulators participate in a planning process where long-term investments are designed to match long-term energy demand;

  •
  Investors are provided a long-term, reasonable and stable return on their investment; and

  •
  The lower risk profile of rate based generation assets may enhance credit ratings which, in turn, can benefit both consumers and investors by lowering our cost of capital.

        Our actions to provide power at reasonable rates to our customers was exemplified in our successful request to secure the construction financing riders in Wyoming and South Dakota during the construction of our Cheyenne Prairie Generating Station. These riders reduced the total cost of the plant ultimately passed along to our customers while we constructed this plant to accommodate growth and replace plants that were closed due to environmental regulations.

Proactively integrate alternative and renewable energy into our utility energy supply while mitigating and remaining mindful of customer rate impacts.

        The energy and utility industries face uncertainty, and also potential investment opportunities, related to the potential impact of legislation and regulation intended to reduce greenhouse gas (GHG) emissions and increase the use of renewable and other alternative energy sources. To date, many states have enacted, and others are considering, some form of mandatory renewable energy standard, requiring utilities to meet certain thresholds of renewable energy generation. Some states have either enacted or are considering legislation setting GHG emissions reduction targets. Federal legislation for both renewable energy standards and GHG emission reductions is also under consideration.

        Mandates for the use of renewable energy or the reduction of GHG emissions will likely produce investment opportunities, either for our electric utilities or for our power generation business. These mandates will also most likely increase prices for electricity and/or natural gas for our utility customers. As a regulated utility we are responsible for providing safe, reasonably priced and reliable sources of energy to our customers. As a result, we employ a customer-centered strategy for complying with renewable energy standards and GHG emission regulations that balances our customers' rate concerns with environmental considerations and administrative and legislative mandates. We attempt to strike this balance by prudently and proactively incorporating renewable energy into our resource supply, while seeking to minimize the magnitude and frequency of rate increases for our utility customers.

  •
  Colorado legislative mandates apply to our electric utility segment regarding the use of renewable energy. Therefore, we pursue cost-effective initiatives that allow us to meet our renewable energy requirements. Where permitted, we seek to construct renewable generation resources as rate base assets, which helps mitigate the long-term customer rate impact of adding renewable energy supplies. For example, the Busch Ranch Wind site, a 29 MW wind farm project, was completed in the fourth quarter of 2012, as part of our plan to meet Colorado's Renewable Energy Standard. This site has expansion potential. We submitted requests for additional renewable energy supplies in 2014 for our Colorado electric utility to help meet the renewable mandate. On October 21, 2015, we received approval from the Colorado Public Utilities Commission to build and own the $109 million, 60 MW Peak View Wind Project. Pending final approvals and permits, construction is expected to commence in the second quarter of 2016. The wind farm is expected to be placed into commercial operation by year-end 2016;

  •
  In states such as South Dakota and Wyoming that currently have no legislative mandate on the use of renewable energy, we have proactively integrated cost-effective renewable energy into our generation supply based upon our expectation that there will be mandatory renewable energy standards in the future. For example, under two 20-year power purchase agreements, we purchase a total of 60 MW of energy from wind farms located near Cheyenne, Wyoming, for use at our Black Hills Power, Inc. and Cheyenne Light, Fuel and Power Company subsidiaries; and

  •
  In all states in which we conduct electric utility operations, we are exploring other cost-effective potential biomass, solar and wind energy projects, particularly wind generation sites located near our utility service territories.

Provide stable long-term rates for customers and increase earnings by implementing a cost of service gas program to serve our electric and natural gas utilities.

        To further enhance our vertically-integrated utility business model, we have submitted applications with respective state utility regulators seeking approval for a cost of service gas program in Colorado, Iowa, Kansas, Nebraska, South Dakota and Wyoming. The cost of service gas program is designed to provide long-term natural gas price stability for our utility customers, while providing increased earnings opportunities for our shareholders. If approved, we will acquire natural gas reserves and producing wells and/or drill wells. We will earn a return on the acquired and/or drilled natural gas wells/reserves while getting recovery of all our costs. We will need to obtain regulatory approval from our state utility commissions for the program. Several utilities have cost of service gas programs in place in various states, including both Wyoming and Montana.

        We have a competitive advantage related to cost of service gas in that our existing non-regulated oil and gas subsidiary could assist in drilling/acquiring and operating the gas reserves required to meet the needs of our electric and gas utilities.

Expand utility operations through selective acquisitions of electric and gas utilities consistent with our regional focus and strategic advantages.

        For more than 130 years we have provided reliable utility services, delivering quality and value to our customers. Utility operations contribute substantially to the stability of our long-term cash flows, earnings and dividend policy. Our tradition of accomplishment supports efforts to expand our utility operations into other markets, most likely in areas that permit us to take advantage of our intrinsic competitive advantages, such as baseload power generation, system reliability, superior customer service, community involvement and a relationship-based approach to regulatory matters. Utility operations also enhance other important business development opportunities, including gas transmission pipelines and storage infrastructure, which could promote other non-regulated energy operations.

        We have and will continue to pursue the purchase of not only large utility properties, but also smaller, private or municipal utility systems, which can be easily integrated into our operations. We purchased several small natural gas distribution systems in Kansas, Iowa and Wyoming in the past several years. We have a scalable platform of systems and processes, which simplifies the integration of our utility acquisitions. Merger and acquisition activity has continued in the utility industry and we expect to consider such opportunities if they advance our long-term strategy and add shareholder value.

Build and maintain strong relationships with wholesale power customers of both our utilities and non-regulated power generation business.

        We strive to build strong relationships with other utilities, municipalities and wholesale customers. We believe we will continue to be a primary provider of electricity to wholesale utility customers, who will continue to need products, such as capacity, in order to reliably serve their customers. By providing these products under long-term contracts, we help our customers meet their energy needs. We also earn more stable revenues and greater returns over the long term than we could by selling energy into more volatile spot markets. In addition, relationships that we have established with wholesale power customers have developed into other opportunities. Municipal Energy Agency of Nebraska, Montana Dakota Utilities Co., a regulated utility division of MDU Resources Group, Inc., and the City of Gillette, Wyoming were wholesale power customers that are now joint owners in two of our power plants, Wygen I and Wygen III.

Transition oil and gas business to support cost of service gas initiative while maintaining upside value optionality.

        Our strategy is to transition our oil and gas business toward supporting our cost of service gas program, while maintaining the upside value optionality of our Piceance Basin and other assets. In the current low energy commodity price environment, we can best utilize our oil and gas expertise to develop and operate the cost of service gas program on behalf of our utility businesses. Our oil and gas strategy for the last several years has been to prove up the southern Piceance Basin asset, while improving our drilling and completion operations. We have drilled 17 wells and completed 13, with production meeting or exceeding our expectations on the completed wells. Drilling and completion costs keep trending down as we focus on efficiencies and cost reductions. We are currently assessing the Piceance wells to determine their fit for a cost of service gas program.

        Oil and gas will rationalize its asset base. In the current price environment, we have reduced future capital expenditures and staffing to improve financial performance.

Selectively grow our non-regulated power generation business in targeted regional markets by developing assets and selling most of the capacity and energy production through mid- and long-term contracts primarily to load-serving utilities.

        While much of our recent power plant development has been for our regulated utilities, we seek to expand our non-regulated power generation business by developing and operating power plants in regional markets based on prevailing supply and demand fundamentals, in a manner that complements our existing fuel assets and marketing capabilities. We seek to grow this business through the development of new power generation facilities and disciplined acquisitions primarily in the western region, where we believe our detailed knowledge of market and electric transmission fundamentals provides us a competitive advantage and, consequently, increases our ability to earn attractive returns. We prioritize small-scale facilities that serve incremental growth or provide critical back up to renewable resources and are typically easier to permit and construct than large-scale generation projects.

        Most of the energy and capacity from our non-regulated power facilities is sold under mid- and long-term contracts. When possible, we structure long-term contracts as tolling arrangements, whereby the contract counterparty assumes the fuel risk. Going forward, we will continue to focus on selling a majority of our non-regulated capacity and energy primarily to load-serving utilities under long-term agreements that have been reviewed or approved by state utility commissions. An example of this strategy is the 200 MW of combined-cycle gas-fired generation constructed by our non-regulated power generation subsidiary to serve our Black Hills Colorado Electric Utility Company, LP utility subsidiary. The plant commenced operations on January 1, 2012, under a 20-year tolling agreement.

        We have initiated a strategic review for optimizing the value of Black Hills Colorado IPP's 200 megawatt generating facility and associated 20-year power purchase agreement. This is one of the two assets owned by our power generation segment. Current market prices indicate a premium valuation might be achieved. We are exploring selling a minority interest in this plant if a premium valuation could be achieved. Net proceeds would be used to reduce financing needs for the SourceGas acquisition described below.

Diligently manage the credit, price and operational risks inherent in buying and selling energy commodities.

        Over the last decade or so, Black Hills has strategically refocused itself as a utility-centered energy company. Most of our buying and selling activities are directly related to maintaining utilities operations, mainly by purchasing fuel for our power generating units and purchasing natural gas for distribution to our natural gas utility customers. Our oil and gas business has a natural long position created by its natural gas and crude oil production. We sell this production into the open market and hedge some of the price risk for future production using financial derivatives.

        All of our buying and selling activities to support operations require effective management of counterparty credit risk. We mitigate this risk by conducting business with a diverse group of creditworthy counterparties. In certain cases where creditworthiness merits security, we require prepayment, secured letters of credit or other forms of financial collateral. We establish counterparty credit limits and employ continuous credit monitoring, with regular review of compliance under our credit policy by our Executive Risk Committee. Our oil and gas and power generation operations require effective management of price and operational risks related to adverse changes in commodity prices and the volatility and liquidity of the commodity markets. To mitigate these risks, we implemented risk management policies and procedures. Our oversight committees monitor compliance with these policies.

Maintain an investment grade credit rating and ready access to debt and equity capital markets.

        Access to capital has been and will continue to be critical to our success. We have demonstrated our ability to access the debt and equity markets, resulting in sufficient liquidity. We require access to the capital markets to fund our planned capital investments or acquire strategic assets that support prudent business growth. Our access to adequate and cost-effective financing depends upon our ability to maintain our investment-grade issuer credit rating.

Pending SourceGas Acquisition

        On July 12, 2015, Black Hills Utility Holdings, Inc., our direct wholly-owned subsidiary ("Black Hills Utility Holdings"), entered into a Purchase and Sale Agreement (the "Purchase and Sale Agreement") to acquire SourceGas Holdings LLC and its subsidiaries ("SourceGas") from investment funds managed by Alinda Capital Partners and GE Energy Financial Services, a unit of General Electric Co. (the "Transaction"), for approximately $1.89 billion. The effective purchase price is estimated to be $1.74 billion after taking into account approximately $150 million of tax benefits consisting of acquired NOLs and goodwill tax benefits resulting from the Transaction. We also expect to assume or continue a portion of SourceGas's debt as of the closing of the Transaction, reducing the cash consideration payable at closing. The purchase price is subject to customary post-closing adjustments for cash, capital expenditures, indebtedness and working capital.

        SourceGas primarily operates four regulated natural gas utilities serving approximately 425,000 customers in Arkansas, Colorado, Nebraska and Wyoming and a 512 mile regulated intrastate natural gas transmission pipeline in Colorado. Following completion of the Transaction, SourceGas will be a wholly-owned subsidiary of Black Hills Utility Holdings.

        The Purchase and Sale Agreement contains various representations, warranties, and covenants with respect to SourceGas' Arkansas, Colorado, Nebraska and Wyoming utility businesses, as well as customary closing conditions. Completion of the Transaction is also subject to regulatory approvals from the Arkansas Public Service Commission, Colorado Public Utilities Commission, Nebraska Public Service Commission and Wyoming Public Service Commission. As of the date of this prospectus supplement, Black Hills Utility Holdings and SourceGas have reached settlement in all four jurisdictions with the parties to the dockets, subject to approval by the commissions. Hearings on the settlements are scheduled in January. The settlement agreements generally prohibit any change in customers' base rates for two to three years and prohibit the Company from seeking recovery of any acquisition premium from the customers. The Transaction is expected to close during the first quarter of 2016. The Company has guaranteed the full and complete payment and performance of Black Hills Utility Holdings.

        We expect to fund the cash consideration and out-of-pocket expenses payable in connection with the Transaction using the proceeds from this offering, together with the approximately $535.7 million of net proceeds (after deducting the underwriting discounts and commissions but before offering expenses) from our offerings of common stock and equity units in November 2015, other cash on hand and draws under our revolving credit facility. Such cash on hand may include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC.

        On August 6, 2015, we entered into a Bridge Term Loan Agreement with Credit Suisse AG as the Administrative Agent and 10 additional banks, collectively, for commitments totaling $1.17 billion less the net proceeds of any permanent financing (the "Bridge Term Loan Agreement"). Taking into account the net proceeds we received from our offerings of common stock and equity units in

November 2015, the lenders currently have commitments totaling $634.3 million under the Bridge Term Loan Agreement. However, we do not intend to draw on this loan to fund the Transaction and related expenses. The Bridge Term Loan Agreement contains the same customary affirmative and negative covenants as are in our revolving credit facility and term loan agreement, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions, and maintaining a recourse leverage ratio not to exceed 0.75 to 1. In the event we fund under the Bridge Term Loan Agreement, in certain circumstances, we are required to pay down those borrowings with funds received from the proceeds of equity and debt offerings and asset sales.

        After giving effect to the Transaction, pro forma net income (loss) (GAAP), pro forma net income, as adjusted (non-GAAP) and pro forma EBITDA, as adjusted (non-GAAP), for the nine months ended September 30, 2015 would have been $(26.1) million, $93.4 million and $417.2 million, respectively, and for the year ended December 31, 2014 would have been $129.7 million, $129.7 million and $522.2 million, respectively. For a reconciliation of pro forma net income, as adjusted (non-GAAP) and pro forma EBITDA, as adjusted (non-GAAP), to pro forma net income (GAAP), see "—Non-GAAP Financial Measures." We expect the Transaction to be accretive to earnings per share, as adjusted (non-GAAP) beginning in the first calendar year following closing of the Transaction, or 2017 if the Transaction closes in the first quarter of 2016 as currently expected.

Acquisition Rationale

        We believe the Transaction will provide us with the following significant benefits:

  •
  Fits regulated growth strategy.  The Transaction is strategic and accretive, delivering on our commitment to earnings growth and long-term shareholder value. SourceGas fits in terms of geography, size, scope and culture. By continuing to leverage our core competencies and regional expertise, by expanding our business in Colorado, Nebraska and Wyoming and expanding our footprint into Arkansas, we expect to realize operating efficiencies and add to the scale of our regulated utility business, benefitting both customers and shareholders.

  •
  Accretive to earnings.  We expect the Transaction will be accretive to earnings per share, as adjusted (non-GAAP) beginning in 2017 (assuming a closing in the first quarter of 2016) and support long-term earnings growth. Also, we expect the acquisition of SourceGas to generate cash flow to support investment in the business and shareholder returns.

  •
  Supports dividend growth.  We recently increased our dividend for the 45th consecutive year and we have paid dividends continuously since 1942. The acquisition of SourceGas is expected to support additional dividend growth at a sustainable payout ratio.

  •
  Provides geographic and regulatory diversity.  The addition of SourceGas increases our business diversity and adds a progressive and highly-rated regulatory environment.

Sources and Uses

        The estimated sources and uses of the funds for the Transaction, assuming the Transaction had closed on September 30, 2015, are shown in the table below. Because these estimated amounts reflect updated assumptions and estimates as of the date of this prospectus supplement, they differ from the earlier pro forma combined condensed financial statements incorporated by reference into this prospectus supplement and the pro forma information derived from such financial statements that is included elsewhere in this prospectus supplement. See "—Summary Historical and Pro Forma Financial

Information—Summary Unaudited Pro Forma Financial Information." Actual amounts will vary from estimated amounts depending on several factors, including:

  •
  the final purchase price, which will be adjusted by the amount by which net working capital of SourceGas is greater than or less than zero at closing, capital expenditures incurred by SourceGas from March 31, 2015 through closing and indebtedness of SourceGas at closing;

  •
  the amount of net proceeds that we receive from this offering of Notes;

  •
  the amount of indebtedness of SourceGas that we pay down or refinance at closing; and

  •
  changes in our debt balances and net working capital from September 30, 2015 to the closing.

        There can be no assurance that the Transaction or any of the other financing transactions will be consummated under the terms contemplated or at all. Even if the Transaction or any other financing transactions do not occur, the Notes sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the Notes sold in this offering.

($ in Thousands) Sources		Uses
Notes Offered Hereby(1)	$500,000	Purchase of SourceGas Stock(4)(5)	$956,254
Common Stock Offering(2)	254,581	Continuation of SourceGas Debt(4)	873,746
Equity Units Offering(3)	299,000	Cash on Hand / Reduction of Debt(4)	56,335
Continuation of SourceGas Debt(4)	873,746	Estimated Fees and Expenses(6)	40,992

Total Sources	$1,927,327	Total Uses	$1,927,327

(1)
Represents estimated gross proceeds of this offering, without deduction for underwriters' discounts and commissions and other fees and expenses.

(2)
Represents gross proceeds of the offering of common stock we completed in November 2015, without deduction for underwriters' discounts and commissions and other fees and expenses.

(3)
Represents gross proceeds of the offering of equity units we completed in November 2015, without deduction for underwriters' discounts and commissions and other fees and expenses.

(4)
For purposes of this table, we have assumed the continuation of all $873.7 million of SourceGas's outstanding indebtedness as of September 30, 2015. We expect that a portion of SourceGas's indebtedness will be repaid at or prior to the closing of the Transaction, which would result in additional cash outlays that we expect would be funded from cash on hand (which would include the approximately $56.3 million shown in this table as "Cash on Hand / Reduction of Debt" and which may also include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC) or draws under our revolving credit facility. We anticipate that, after giving effect to such repayments (which are not reflected in this table or the pro forma financial information included in this prospectus supplement), approximately $700.0 million of SourceGas debt will actually be continued. The actual amounts of indebtedness of SourceGas at the closing of the Transaction and the portion thereof to be continued (and the sources of any funds used to repay such indebtedness) will vary from the assumptions reflected in this table, and any such variations may be material.

(5)
The purchase price payable at closing of the Transaction will be determined as follows: (a) $1,691,650,000; (b) minus or plus the amount by which net working capital of SourceGas is greater than or less than zero at closing of the Transaction (for purposes of this table, we have assumed no net working capital adjustment); (c) plus capital expenditures incurred by SourceGas from March 31, 2015 through closing of the Transaction (for purposes of this table, we have assumed $140.0 million of capital expenditures through September 30, 2015); and (d) minus indebtedness of SourceGas at closing of the Transaction. The actual amounts of working capital, capital expenditures and indebtedness of SourceGas at the closing of the Transaction will vary from the assumptions reflected in this table, and any such variations may be material.

(6)
Represents estimated fees and expenses, including underwriters' discounts and commissions, legal, accounting and other fees and expenses associated with the completion of the Transaction and the financing transactions (including fees that have been paid prior to the date of this prospectus supplement).

Other Information

        Our principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is 605-721-1700. We maintain a website at www.blackhillscorp.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please see "Where You Can Find More Information."

The Offering

Issuer	Black Hills Corporation.
Securities Offered	$ aggregate principal amount of % Notes due 2019 (the "2019 Notes").
$ aggregate principal amount of % Notes due 2026 (the "2026 Notes").
The 2019 Notes and the 2026 Notes are referred to collectively as the "Notes."
Maturity	January , 2019 for the 2019 Notes
January , 2026 for the 2026 Notes.
Interest Rate	% per year for the 2019 Notes.
% per year for the 2026 Notes.
Interest Payment Dates	January and July of each year, beginning on July , 2016.
Optional Redemption	The Notes may be redeemed at our option, in whole or in part, at any time at the redemption prices and in the manner described under "Description of the Notes—Redemption."
Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a "Change of Control Triggering Event," as defined under "Description of the Notes—Change of Control Triggering Event" in this prospectus supplement, with respect to a series of Notes, we will be required to make an offer to repurchase the Notes of such series in cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to but excluding the date of repurchase.

Ranking

The Notes will be our unsecured senior obligations. The Notes will rank equally with all of our existing and future unsecured and unsubordinated indebtedness and senior to all of our existing and future subordinated indebtedness. The Notes will be effectively subordinated to any existing or future secured indebtedness to the extent of the collateral securing such indebtedness. Because we are a holding company, the Notes will also be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. See "Description of the Notes—Ranking of Notes."

Use of Proceeds

We intend to use the net proceeds from this offering, together with the net proceeds from our offerings of common stock and equity units in November 2015, other cash on hand and draws under our revolving credit facility, to fund the cash consideration and out-of-pocket expenses payable in connection with the Transaction. However, the consummation of this offering is not conditioned on the closing of the Transaction. If we do not consummate the Transaction, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes. See "Use of Proceeds."

Trustee	The trustee under the indenture governing the Notes is Wells Fargo Bank, National Association.

 Summary Historical and Pro Forma Financial Information

        The following tables set forth certain historical financial information for us, as well as certain pro forma financial information after giving effect to the Transaction.

Our Summary Historical Financial Information

        The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial information. We have derived the summary consolidated income statement information, the other financial information and the ratios for each of the three years in the period ended December 31, 2014, and the summary consolidated balance sheet information at December 31, 2014 and December 31, 2013 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary consolidated income information, the other financial information and the ratios for the nine months ended September 30, 2015 and September 30, 2014, and the summary consolidated balance sheet information at September 30, 2015 and September 30, 2014, from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Historical results are not indicative of the results to be expected in the future. In addition, our results for the nine months ended September 30, 2015, are not necessarily indicative of results expected for the full year ending December 31, 2015. This summary consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes in our Annual Report on Form 10-K/A for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference in this prospectus supplement.

	Years Ended December 31,			Nine Months Ended September 30,
	2014	2013	2012	2015	2014
	(Thousands)
Income Statement Information:
Total revenue	$1,393,570	$1,275,852	$1,173,884	$986,346	$1,015,493
Total operating expenses	$1,129,702	$1,016,407	$897,442	$956,748	$822,410
Operating income	$263,868	$259,445	$276,442	$29,598	$193,083
Net income (loss) available for common stock	$130,889	$117,423	$102,440	$(17,935)	$96,355
Other Financial Information:
Net income, as adjusted (non-GAAP)(1)	$130,889	$110,325	$90,704	$101,515	$96,355
EBITDA, as adjusted (non-GAAP)(1)	$411,294	$398,567	$403,054	$328,203	$302,927
Funds from operations (non-GAAP)(1)	$386,551	$342,056	$318,438	$277,922	$276,886

	Years Ended December 31,
				Twelve Months Ended September 30, 2015
	2014	2013	2012
Ratios:
Ratio of funds from operations to total interest expense(1)	6.4x	4.1x	3.8x	5.9x
Funds from operations/average total debt(1)(2)	25.1%	25.3%	21.4%	23.7%
Ratio of average total debt to EBITDA, as adjusted(1)(2)	3.7x	3.4x	3.7x	3.8x
Total debt/total capitalization at period end	54.4%	53.5%	52.3%	56.7%

	At December 31,		At September 30,
	2014	2013	2015	2014
	(Thousands)
Balance Sheet Information:
Assets
Current assets:
Cash and cash equivalents	$21,218	$7,841	$38,841	$11,939
Total current assets	$454,036	$345,288	$402,282	$373,952
Total property, plant and equipment, net	$3,205,471	$2,953,055	$3,264,697	$3,120,449
Total assets	$4,245,902	$3,837,936	$4,246,562	$4,038,524
Liabilities and capitalization
Current liabilities:
Notes payable	$75,000	$82,500	$117,900	$184,000
Current maturities of long-term debt	$275,000	$—	$—	$275,000
Total current liabilities	$651,281	$378,394	$448,757	$727,043
Capitalization:
Long-term debt, less current maturities	$1,267,589	$1,396,948	$1,567,797	$1,107,519
Total stockholders' equity	$1,353,884	$1,283,500	$1,287,212	$1,334,725
Total liabilities and capitalization	$4,245,902	$3,837,936	$4,246,562	$4,038,524

(1)
Net income, as adjusted (non-GAAP), EBITDA, as adjusted (non-GAAP) and funds from operations (non-GAAP) are defined under "—Non-GAAP Financial Measures" below.

(2)
Average total debt is calculated as the average of the total of notes payable and long-term debt, including current maturities, at the end of each of the trailing five quarterly periods, which the Company believes better reflects the average debt during the period in which the corresponding funds from operations or EBITDA, as applicable, is generated.

Non-GAAP Financial Measures

        The body of accounting principles generally accepted in the United States is commonly referred to as "GAAP." A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus supplement, we disclose net income, as adjusted, pro forma net income, as adjusted, EBITDA, as adjusted, pro forma EBITDA, as adjusted, and funds from operations, each of which is a non-GAAP financial measure.

Income from Continuing Operations and Net Income (loss), as Adjusted

        In addition to presenting its earnings information in conformity with GAAP, the Company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Income from Continuing Operations, as adjusted, and Net income (loss), as adjusted, are defined as Income from Continuing Operations, and Net income (loss), adjusted for expenses and gains that the Company believes do not reflect the Company's core operating performance. The Company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the Company's continuing operating results. The Company's management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

EBITDA and EBITDA, as adjusted

        We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA, as adjusted (EBITDA adjusted for special items as defined by management), both non-GAAP measures, are important supplemental measures of operating performance. We believe EBITDA and EBITDA, as adjusted, when considered with measures calculated in accordance with GAAP, give investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past and present operating results and as a means to evaluate the results of core on-going operations.

        Our presentation of EBITDA may be different from the presentation used by other companies and, therefore, comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered a measure of our liquidity. We compensate for these limitations by providing relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliation to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

        Reconciliations of EBITDA, as adjusted (non-GAAP), and net income, as adjusted (non-GAAP) to the Company's most directly comparable GAAP measures are provided below.

	Years Ended December 31,			Nine Months Ended September 30,
	2014	2013	2012	2015	2014
	(Thousands)
Net income, as adjusted (non-GAAP):
Income (Loss) from Continuing Operations (GAAP)	$130,889	$118,308	$109,417	$(17,935)	$96,355
Income (Loss) from Discontinued Operations (GAAP)	—	(884)	(6,977)	—	—

Net Income (GAAP)	130,889	117,423	102,440	(17,935)	96,355

Adjustments; after-tax:
Interest Rate Swaps—MTM (Gain) Loss	—	(19,609)	(1,223)	—	—
Prepayment of BHW project finance costs (net of interest savings)	—	6,577	—	—	—
Corporate refinancing (net of interest savings)	—	5,934	—	—	—
Deferred Finance Charges	—	—	973	—	—
Asset impairment—Oil and Gas	—	—	31,899	113,076	—
Impairment of equity investments	—	—	—	3,360	—
Gain on Sale of Bakken and Three Forks Shale Assets	—	—	(49,001)	—	—
Incentive Compensation (Williston Basin Sale)	—	—	2,605	—	—
Make Whole Provision	—	—	3,011	—	—
Acquisition/integration costs	—	—	—	3,014	—
Rounding	—	—	—	—	—

Total Adjustments	—	(7,098)	(11,736)	119,450	—

Income (Loss) from Continuing Operations, as adjusted (non-GAAP)	$130,889	$111,209	$97,681	$101,515	$96,355

Net Income, as adjusted (non-GAAP)	$130,889	$110,325	$90,704	$101,515	$96,355

EBITDA, as adjusted (non-GAAP):
Income from continuing operations (GAAP)	$130,889	$118,308	$109,416	$(17,935)	$96,355
Depreciation, depletion and amortization	144,744	137,323	145,923	116,821	107,754
Impairment of Oil and Gas Assets	—	—	49,571	178,395	—
Interest expense, net	69,036	110,065	111,652	58,790	50,545
Unrealized (gain) loss on interest rate swaps, net	—	(30,169)	(1,882)	—	—
Income tax benefit (expense)	66,625	63,041	60,219	(14,640)	48,272
Rounding	—	(1)	1	1	1

EBITDA (non-GAAP)	411,294	398,567	474,900	321,432	302,927

Less adjustments:
Impairment of equity investments	—	—	—	5,170	—
Acquisition/Integration costs	—	—	—	1,601	—
Gain on sale of operating assets—Williston Basin assets	—	—	(75,854)	—	—
Incentive compensation—Williston Basin assets	—	—	4,008	—	—

EBITDA, as adjusted (non-GAAP)	$411,294	$398,567	$403,054	$328,203	$302,927

	Years Ended December 31,			Twelve Months Ended September 30, 2015(1)
	2014	2013	2012
	($ in thousands)
Ratio of average total debt to EBITDA, as adjusted:
Average total debt(2)	$1,538,031	$1,349,890	$1,489,494	$1,637,710
Ratio of average total debt to EBITDA, as adjusted	3.7x	3.4x	3.7x	3.8x

(1)
EBITDA for the twelve months ended September 30, 2015 is derived by adding the corresponding figures for the year ended December 31, 2014 and the nine months ended September 30, 2015 and subtracting the corresponding figure for the nine months ended September 30, 2014.

(2)
Average total debt is calculated as the average of the total of notes payable and long-term debt, including current maturities, at the end of each of the trailing five quarterly periods, which the Company believes better reflects the average debt during the period in which the corresponding EBITDA is generated.

Funds from operations (FFO)

        We believe that our presentation of funds from operations, or FFO, is an important supplemental measure of operating performance. We believe FFO, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of operating results. Our presentation of FFO may be different from the presentation used by other companies and, therefore, comparability may be limited. FFO should also be considered in the overall evaluation of our results. Reconciliations of FFO (non-GAAP) to the Company's most directly comparable GAAP measure is provided below.

	Years Ended December 31,			Nine Months Ended September 30,
	2014	2013	2012	2015	2014
	(Thousands)
Funds from operations (non-GAAP):
Net cash provided by operating activities of continuing operations	$323,457	$325,513	$295,787	$365,873	$239,157
Add back:
Materials, supplies and fuel	4,563	5,770	(6,343)	(3,618)	17,248
Accounts receivable, unbilled revenues and other current assets	65,091	13,921	(13,739)	(103,734)	(9,784)
Accounts payable and other current liabilities	(16,027)	(15,336)	10,713	2,798	24,152
Contributions to defined benefit pension plans	10,200	12,500	25,350	10,200	10,200
Other operating activities, net	(733)	(312)	6,670	6,403	(4,087)

Funds from operations (non-GAAP)	$386,551	$342,056	$318,438	$277,922	$276,886

	Years Ended December 31,			Twelve Months Ended September 30, 2015(1)
	2014	2013	2012
	($ in thousands)
Ratio of funds from operations to total interest expense:
Funds from operations (non-GAAP)	$386,551	$342,056	$318,438	$387,587
Add: interest coverage	70,960	111,788	113,610	78,827

	$457,511	$453,844	$432,048	$466,414

Divided by: interest coverage	$70,960	$111,788	$113,610	$78,827
Ratio of funds from operations to total interest expense:	6.4x	4.1x	3.8x	5.9x
Funds from operations/average total debt:
Funds from operations (non-GAAP)	$386,551	$342,056	$318,438	$387,587
Average total debt(2)	$1,538,031	$1,349,890	$1,489,494	$1,637,710
Funds from operations/average total debt	25.1%	25.3%	21.4%	23.7%

(1)
FFO and interest coverage for the twelve months ended September 30, 2015 is derived by adding the corresponding figures for the year ended December 31, 2014 and the nine months ended September 30, 2015 and subtracting the corresponding figure for the nine months ended September 30, 2014.

(2)
Average total debt is calculated as the average of the total of notes payable and long-term debt, including current maturities, at the end of each of the trailing five quarterly periods, which the Company believes better reflects the average debt during the period in which the corresponding FFO is generated.

Pro forma net income, as adjusted, EBITDA and EBITDA, as adjusted

        In addition, the Company has presented pro forma net income, as adjusted (non-GAAP) and pro forma EBITDA, as adjusted (non-GAAP), which represent net income, as adjusted (non-GAAP) and EBITDA, as adjusted (non-GAAP), respectively, taking into account pro forma adjustments with respect to the acquisitions of SourceGas, as described below under "—Summary Unaudited Pro Forma Financial Information" except for the developments that have occurred after the unaudited pro forma combined condensed financial statements were originally prepared as described in the fifth paragraph of such section. The same considerations that are described above with respect to net income, as adjusted (non-GAAP) and EBITDA, as adjusted (non-GAAP) apply to pro forma net income, as adjusted (non-GAAP) and pro forma EBITDA, as adjusted (non-GAAP).

        The following table provides reconciliations of pro forma net income, as adjusted (non-GAAP) and pro forma EBITDA, as adjusted (non-GAAP), to the Company's most directly comparable pro forma

GAAP measures for the year ended December 31, 2014 and the nine months ended September 30, 2015.

	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
	(Thousands)
Pro forma net income, as adjusted (non-GAAP):
Pro forma net income (loss)	$129,726	$(26,051)

Asset impairment—Oil and Gas	—	113,076
Impairment of equity investments	—	3,360
Acquisition/integration costs	—	3,014

Total adjustments	—	119,450

Pro forma net income, as adjusted (non-GAAP)	$129,726	$93,399

Pro forma EBITDA, as adjusted (non-GAAP):
Pro forma net income (loss)	$129,726	$(26,051)
Interest expense, net	142,362	126,562
Unrealized (gain) loss on interest rate swaps, net	—	—
Depreciation, depletion and amortization	185,748	151,415
Impairment of Oil and Gas Assets	—	178,395
Income tax (benefit) expense	64,389	(18,288)

Pro forma EBITDA (non-GAAP)	522,225	412,033

Impairment of equity investments	—	5,170

Pro forma EBITDA, as adjusted (non-GAAP)	$522,225	$417,203

Summary Unaudited Pro Forma Financial Information

        The following tables set forth, for the periods and at the dates indicated, summary unaudited pro forma financial information for BHC after giving effect to the Transaction. The summary unaudited pro forma income statement information for the year ended December 31, 2014 and for the nine months ended September 30, 2015 gives effect to the Transaction as if it was completed on January 1, 2014. The summary unaudited pro forma balance sheet information as of September 30, 2015 gives effect to the Transaction as if it were completed on such date. We have derived this summary unaudited pro forma combined condensed financial information from the unaudited pro forma combined condensed financial statements contained in our Current Report on Form 8-K filed with the SEC on November 16, 2015, which is incorporated by reference in this prospectus supplement.

        The combined historical consolidated financial information has been adjusted in the summary unaudited pro forma financial information below to give effect to pro forma events that are:

  •
  directly attributable to the Transaction;

  •
  factually supportable; and

  •
  with respect to income statement information, expected to have a continuing impact on the combined results of BHC and SourceGas.

        The summary unaudited pro forma financial information below does not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Transaction. Further, the summary unaudited pro forma financial information does not reflect the effect of any regulatory actions that may impact the unaudited pro forma combined condensed financial statements when the Transaction is completed. The unaudited pro forma income statement information reflects adjustments to remove the effect of transaction costs associated with the Transaction that have been incurred by BHC and are included in its historical financial statements. Certain amounts in SourceGas's historical balance sheets and statements of income have been reclassified to conform to BHC's presentation in the unaudited pro forma combined condensed financial statements.

        Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma combined condensed financial statements incorporated by reference in this prospectus supplement, which should be read in connection with the summary unaudited pro forma financial information set forth below. Because the unaudited pro forma combined condensed financial statements have been prepared in advance of the completion of the Transaction, they necessarily reflect assumptions and estimates only as of the date they were initially prepared. These assumptions and estimates are subject to change as a result of market conditions, further review of the assets acquired and liabilities assumed and additional information available at the time of the closing of the Transaction, among other things. As a result, the final amounts recorded upon closing will likely differ materially from the information presented.

        Since the date that the unaudited pro forma combined condensed financial statements were originally prepared, the following developments affecting the assumptions and estimates underlying the pro forma adjustments have occurred:

  •
  The pro forma combined condensed financial statements do not reflect the actual terms of our offerings of common stock and equity units, which were completed in November 2015. The actual terms of these offerings are contained in our Current Report on Form 8-K filed with the SEC on November 23, 2015, which is incorporated by reference in this prospectus supplement.

  •
  The pro forma combined condensed financial statements reflect an assumption that we will draw $450.0 million of short-term debt under the Bridge Term Loan Agreement in lieu of this offering of the Notes, as described in Note 3 (Financing the Acquisition) to the unaudited pro forma combined condensed financial statements. In addition, the pro forma combined condensed financial statements reflect an assumed $233.0 million of borrowings under our revolving credit facility (with a corresponding increase in cash). However, we currently expect to issue the Notes in lieu of drawing under the Bridge Term Loan Agreement and to draw on our revolving credit facility only to the extent necessary to fund the remaining balance of the purchase price for the Transaction. Accordingly, if we assume that the Transaction financing consists of:

  •
  no draw under the Bridge Term Loan Agreement;

  •
  our incurrence of $500.0 million aggregate principal amount of Notes at a weighted average interest rate of 3.44% for the year ended December 31, 2014 and for the nine months ended September 30, 2015;

  •
  the continuation of all $873.7 million of SourceGas's outstanding indebtedness as of September 30, 2015 (notwithstanding our expectation that a portion of SourceGas's indebtedness will be repaid at or prior to the closing of the Transaction); and

  •
  the actual terms of our offerings of common stock and equity units as described in our Current Report on Form 8-K filed with the SEC on November 23, 2015;

    then pro forma net income (loss), pro forma interest expense, net, and income tax (benefit) expense would be $132.1 million, $142.9 million and $65.8 million, respectively, for the year ended December 31, 2014 and $(11.6 million), $106.9 million and $(9.8 million), respectively, for the nine months ended September 30, 2015. In addition, based on the same assumptions, cash and cash equivalents, total current assets and total assets would be $97.2 million, $553.0 million and $6,352.5 million, respectively, at September 30, 2015. Finally, based on the same assumptions, long-term debt, net of current maturities, total stockholders' equity, total capitalization and total liabilities and stockholders' equity would be $3,240.5 million, $1,472.7 million, $4,831.1 million and $6,352.5 million respectively, at September 30, 2015. Each 1/8% increase (decrease) in the respective interest rates of the Notes assumed above would result in an increase (decrease) in pro forma interest expense of approximately $0.6 million for the year ended December 31, 2014, and approximately $0.5 million for the nine months ended September 30, 2015 (assuming the assumed principal amounts do not change from those assumed as described above). Each $25 million increase (decrease) in the principal amount of the incurrence of Notes would increase (decrease) pro forma interest expense by approximately $0.9 million for the year ended December 31, 2014, and approximately $0.6 million for the nine months ended September 30, 2015 (assuming the assumed weighted average interest rate on the Notes does not change from that assumed as described above). Each $25 million increase in the principal amount of the borrowings on the existing revolving credit facility would increase pro forma interest expense by approximately $0.3 million for the year ended December 31, 2014, and approximately $0.3 million for the nine months ended September 30, 2015 (assuming the stated interest rates on the revolving credit facility do not change from those assumed in the pro forma financial statements).

  •
  The pro forma combined condensed financial statements reflect an assumption that we will assume or continue all of SourceGas's outstanding indebtedness, which totaled $873.7 million as of September 30, 2015. However, we expect that a portion of SourceGas's outstanding indebtedness will be repaid at or prior to the closing of the Transaction, which would result in corresponding additional cash outlays that we expect would be funded from cash on hand (which may include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC), draws under our revolving credit facility or other short term financings.

These developments are not reflected in the unaudited pro forma combined condensed financial statements or the summary unaudited pro forma combined condensed financial information derived therefrom, as set forth below, but have been taken into account for purposes of the information set forth in this prospectus supplement under the headings "Use of Proceeds" and "Capitalization" in this prospectus supplement. As a result, such information will vary from the pro forma financial information set forth below.

        In addition to the limitations noted above, the summary unaudited pro forma financial information below has been presented for illustrative purposes only and is not necessarily indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company. In addition, results for the nine months ended September 30, 2015 are not necessarily indicative of results expected for the full year ending December 31, 2015.

	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
	(Thousands)
Pro Forma Income Statement Information:
Revenue	$1,885,698	$1,320,047
Total operating expenses	$1,553,277	$1,236,011

Operating income	$332,421	$84,036

Net income (loss) available for common stock	$129,726	$(26,051)

At September 30, 2015
(Thousands)
Pro Forma Balance Sheet Information:
Assets
Current assets:
Cash and cash equivalents	$239,608
Total current assets	$693,840
Total property, plant and equipment, net	$4,206,927
Total assets	$6,493,342
Liabilities and stockholders' equity
Current liabilities:
Notes payable	$800,867
Current portion of long-term debt	$—
Total current liabilities	$1,258,082
Capitalization:
Long-term debt, net of current maturities	$2,701,543
Total stockholders' equity	$1,474,830
Total capitalization	$4,176,373
Total liabilities and stockholders' equity	$6,493,342

RISK FACTORS

        In considering whether to invest in the Notes, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption "Risk Factors" in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by Form 10-K/A filed on August 7, 2015, and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference in this prospectus supplement, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

 Risks Related to Investing in the Notes

The indenture under which the Notes will be issued does not limit our indebtedness, prevent dividends or generally prevent highly leveraged transactions; there are no financial covenants in the indenture.

        Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities under the indenture pursuant to which the Notes will be issued. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities, including in connection with the Transaction, as discussed under "Prospectus Supplement Summary—Pending SourceGas Acquisition." In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

        There are no financial covenants in the indenture and there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction.

The Notes are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.

        The Notes will be obligations exclusively of Black Hills and will not be guaranteed by any of our subsidiaries. The Notes will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The indenture under which the Notes will be issued will not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future.

        Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds to meet our payment obligations on the Notes. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to regulatory, statutory or contractual restrictions and will be contingent upon the subsidiaries' earnings and business considerations. See "Description of the Notes—Ranking of Notes." Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Holders of the Notes will be effectively subordinated to all of our secured indebtedness and obligations outstanding from time to time.

        Our secured indebtedness and obligations that may be outstanding from time to time would effectively be senior to the Notes to the extent of the value of the collateral securing that indebtedness and those obligations. Although the indenture under which the Notes are issued does not limit our ability to incur additional indebtedness, it does limit, but does not prohibit, us from issuing indebtedness secured by the capital stock or ownership interests of our subsidiaries without equally and ratably securing the Notes. The amount of secured indebtedness we may incur may be substantial. To the extent the value of the collateral securing our secured indebtedness is not sufficient to satisfy such indebtedness or obligations, the holders of such indebtedness or obligations would be entitled to share with the holders of the Notes and the holders of other claims against us with respect to our other assets.

We may not be able to repurchase the Notes upon a Change of Control Triggering Event.

        Upon the occurrence of a Change of Control Triggering Event (as defined in "Description of the Notes—Change of Control Triggering Event") with respect to a series of Notes, each holder of Notes of such series will have the right to require us to repurchase all or any part of such holder's Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of repurchase. We cannot assure you that, if we experience a Change of Control Triggering Event, we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. Our failure to repurchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the Notes. See "Description of the Notes—Change of Control Triggering Event."

The lack of an active trading market for the Notes may adversely affect the liquidity and price of the Notes.

        There is no existing trading market for the Notes, and we cannot give you any assurances regarding the future development of a market for the Notes, the ability of holders of the Notes to sell the Notes or the price at which such holders may be able to sell the Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the applicable initial offering price depending on many factors, including prevailing interest rates, our financial condition and results of operations and the market for similar Notes. We have been informed that one or more of the underwriters intends to make a market in the Notes. However, the underwriters may, in their sole discretion, cease their market-making activities at any time. Therefore, we cannot give you any assurances as to the liquidity of any active trading market for the Notes or that an active public market for such securities will develop. If an active market does not develop, the market price and liquidity of the Notes may be adversely affected. In addition, we do not intend to apply (and are not obligated to apply) for listing or quotation of the Notes on any securities exchange or market. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

The trading price and liquidity of the Notes could be adversely impacted if the material weakness in our internal control over financial reporting is not fully remediated and results in a material misstatement of our financial statements.

        In preparing our Form 10-Q for the quarter ended June 30, 2015, we identified certain immaterial errors in full cost ceiling test impairment calculation that impacted our previously issued consolidated financial statements. Our management concluded, and our independent registered public accounting firm agreed, that our internal control over financial reporting was not effective as of December 31, 2014 due to a material weakness relating to these immaterial errors. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement in our annual or interim financial statements will not be prevented or detected on a timely basis. Our management has implemented a remediation plan and believes that the steps taken have effectively remediated the material weakness; however, confirmation of the remediation and removal of the material weakness are dependent upon the controls operating effectively over time and assessment of our internal control over financial reporting as of December 31, 2015. If these remedial measures are insufficient and result in a material misstatement of our financial statements, investors could lose confidence in our reported financial information, which could adversely impact the trading price and liquidity of the Notes.

Risks Related to the SourceGas Acquisition

The Transaction may not be completed or may be approved subject to unfavorable regulatory conditions, which could adversely affect anticipated benefits for our business, financial condition, results of operations or the price of our Notes or common stock.

        On July 12, 2015, Black Hills Utility Holdings entered into the Purchase and Sale Agreement to acquire SourceGas. We expect to complete the Transaction in the first quarter of 2016, subject to customary closing conditions, including regulatory approval from Arkansas Public Service Commission, Colorado Public Utilities Commission, Nebraska Public Service Commission and Wyoming Public Service Commission. The Purchase and Sale Agreement requires us to use our reasonable best efforts to obtain these approvals. Such closing conditions and approvals may take longer than anticipated to satisfy, which could delay the closing of the Transaction, and we cannot provide assurances that all closing conditions will be satisfied or waived or that we will obtain all required approvals.

        As of the date of this prospectus supplement, Black Hills Utility Holdings and SourceGas have reached settlement in all four jurisdictions with the parties to the dockets, subject to approval by the commissions. Hearings on the settlements are scheduled in January. The settlement agreements generally prohibit any change in customers' base rates for two to three years and prohibit the Company from seeking recovery of any acquisition premium from the customers. The regulatory commissions or interveners in the approval proceedings could seek to block or challenge the Transaction or one or more regulatory commissions could impose restrictions or require changes to the terms of the Transaction they deem necessary or desirable in the public interest as a condition to approving the Transaction, including restrictions on the business, operations, or financial performance of our utilities and the utilities we would acquire from SourceGas. Any such challenges could delay the closing of the Transaction. If these approvals are not received, then we will not be obligated to complete the Transaction. If these approvals are not received, or are not received on terms that satisfy the conditions set forth in the Purchase and Sale Agreement, then the sellers will not be obligated to complete the Transaction. However, if these approvals include restrictions or require changes to the terms of the Transaction, we may be required to complete the Transaction subject to such restrictions and changed terms, which could materially and adversely affect our business results and financial condition.

        The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was terminated early on August 18, 2015.

        The Purchase and Sale Agreement contains certain termination rights for both us and the sellers, including, among others, the right to terminate if the Transaction is not completed by July 12, 2016 (subject to extension to October 12, 2016, under certain circumstances related to fulfillment of the regulatory approval closing conditions).

The Transaction may not achieve its intended results, including anticipated operating efficiencies and cost savings, and integration efforts may adversely affect our business, financial condition or results of operations, which may negatively affect the market price of our Notes or common stock.

        While management currently anticipates that the Transaction will be accretive to our earnings per share, as adjusted (non-GAAP) beginning in the first calendar year after closing of the Transaction, this expectation is based on preliminary estimates which may materially change. In addition, although we expect that the Transaction will result in various other benefits, including a significant amount of operating efficiencies and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize these operating efficiencies or other benefits. Achieving the anticipated benefits is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Transaction will be consistent with our expectations. Events outside of our control, including but not limited to regulatory changes or developments, could also adversely affect our ability to realize the anticipated benefits from the Transaction. Thus the integration of SourceGas's business may be unpredictable, subject to delays or changed circumstances, and we can give no assurance that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to integration or operating efficiencies as a result of the Transaction will materialize. In addition, our anticipated transaction costs and costs to achieve the integration of SourceGas may differ significantly from our current estimates. The integration may place an additional burden on our management and internal resources, and the diversion of management's attention during the integration process could have an adverse effect on our business, financial condition and expected operating results. Any of these factors could cause a decrease in the price of our Notes or common stock.

The Transaction may subject us to other risks.

        The Transaction subjects us to a number of additional risks, including the following:

  •
  Uncertainty about the effect of the Transaction on employees, customers, vendors and others may have an adverse effect on us. Although we intend to take steps designed to reduce any adverse effects, these uncertainties may impair our ability to attract, retain and motivate key personnel until the Transaction is completed, and for a period of time thereafter, and could cause vendors and others that deal with us to seek to change existing business relationships.

  •
  The trading price of our Notes or common stock may decline if the Transaction is not completed, to the extent that the current market price reflects a market assumption that the Transaction will be completed.

  •
  While the Transaction is pending, we are subject to business uncertainties that could materially adversely affect our financial results.

  •
  We cannot be assured that our credit ratings will not be lowered as a result of the proposed Transaction or for any other reason, including the failure to consummate the Transaction. Any reduction in our credit ratings could adversely affect our ability to complete the Transaction, our access to capital, our cost of capital and our other operating costs, and our ability to refinance or repay our existing debt and complete new financings, including permanent financing of the Transaction on acceptable terms or at all.

  •
  U.S. credit markets may impact our ability to execute our plan in securing permanent financing for the Transaction on favorable terms. We expect to pay the purchase price of the Transaction as described under "Use of Proceeds." Unexpected periods of volatility and disruption in U.S. credit markets could affect our ability to obtain permanent financing for the Transaction more difficult and costly. Unexpected volatility on utility stock indexes could also have an unfavorable impact on our stock price, which could affect our ability to raise equity on favorable terms.

        The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition or results of operations or the trading price of our Notes or common stock.

We expect to incur or assume significant debt to provide permanent financing for the Transaction and, as a result, we are subject to market risks including market demand for debt offerings, interest rate volatility, and adverse impacts on our credit ratings.

        We expect to fund the cash consideration and out-of-pocket expenses payable in connection with the Transaction using the proceeds from this offering, together with the approximately $535.7 million of net proceeds (after deducting the underwriting discounts and commissions but before offering expenses) from our offerings of common stock and equity units in November 2015, other cash on hand and draws under our revolving credit facility. Such cash on hand may include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC. We also expect to assume or continue a portion of SourceGas's debt as of the closing of the Transaction, reducing the cash consideration payable at closing. In the event that permanent financing is not completed at the time of closing, we may draw under the Bridge Term Loan Agreement. It is anticipated that our debt will materially increase as a result of the permanent financing for the Transaction.

        Among other risks, the issuance of the Notes may:

  •
  make it more difficult for us to repay or refinance our debts as they become due during adverse economic and industry conditions;

  •
  limit our flexibility to pursue other strategic opportunities or react to changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to competitors with less debt;

  •
  require an increased portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of cash flows to fund working capital, capital expenditures, dividend payments and other general corporate purposes;

  •
  result in a downgrade in the credit rating of our indebtedness, which could limit our ability to borrow additional funds or increase the interest rates applicable to our indebtedness;

  •
  result in higher interest expense in the event of increases in market interest rates for both long-term debt as well as short-term commercial paper, bank loans or borrowings under our line of credit at variable rates;

  •
  reduce the amount of credit available to support hedging activities; and

  •
  require that additional terms, conditions or covenants be placed on us.

The summary unaudited pro forma financial information contained elsewhere in or incorporated by reference in this prospectus supplement may not be representative of the combined results of the Company and SourceGas after the consummation of the Transaction and related financings, and accordingly, you have limited financial information on which to evaluate the integrated companies.

        The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Transaction and related financings been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The summary unaudited pro forma financial information does not reflect future events that may occur after the closing of the Transaction and related financings, including the potential realization of operating efficiencies or costs related to the planned integration of SourceGas, and does not consider potential impacts of current market conditions on revenues or expenses. The summary unaudited pro forma financial information presented in or incorporated by reference into this prospectus supplement is based in part on certain assumptions regarding the Transaction and related financings that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

We will incur significant transaction and acquisition-related costs in connection with the Transaction.

        We expect to incur significant costs associated with the Transaction and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Transaction will be composed of transaction costs, systems consolidation costs, and business integration and employment-related costs. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies' businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Failure to complete the Transaction could negatively affect our stock price as well as our future business and financial results.

        If the Transaction is not completed, we will be subject to a number of risks, including:

  •
  we must pay costs related to the Transaction and related financings, including legal, accounting, financial advisory, filing and printing costs, whether the Transaction is completed or not;

  •
  we could be subject to litigation related to the failure to complete the Transaction or other factors, which litigation may adversely affect our business, financial results and the price of our Notes or common stock; and

  •
  we would be subject to significant earnings per share dilution as a result of our November 2015 offerings of common stock and equity units, unless we find other attractive investment opportunities or undertake other means to reduce our overall shares outstanding.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For this purpose, earnings consist of income or loss from continuing operations (before adjustment for income taxes or income or loss from equity investees), plus fixed charges and distributed income of equity investees and less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,
						Nine Months Ended September 30, 2015
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	1.82x	1.46x	2.41x	2.56x	3.56x	0.57x	(1)

(1)
Total adjusted earnings for the nine months ended September 30, 2015 include $178.4 million of a ceiling test impairment and, as a result, the ratio of earnings to fixed charges for the nine months ended September 30, 2015 is below 1.0. To achieve a ratio of 1.0, an additional $28.1 million of total adjusted earnings for the nine months ended September 30, 2015 would be needed.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $             million from the sale of the Notes in this offering after deducting the underwriting discounts and commissions and estimated offering expenses.

        We intend to use the net proceeds from this offering, together with the approximately $535.7 million of net proceeds (after deducting the underwriting discounts and commissions but before offering expenses) from our offerings of common stock and equity units in November 2015, other cash on hand and draws under our revolving credit facility, to fund the cash consideration and out-of-pocket expenses payable in connection with the Transaction. However, the consummation of this offering is not conditioned on the closing of the Transaction. Such cash on hand may include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC. We also expect to assume or continue a portion of SourceGas's debt as of the closing of the Transaction, reducing the cash consideration payable at closing. See "Prospectus Supplement Summary—Pending SourceGas Acquisition" in this prospectus supplement. If we do not consummate the Transaction, we will retain broad discretion to use all of the net proceeds from this offering for general corporate purposes.

        Until the Transaction is consummated (or it is determined that it will not be) these net proceeds will be held in cash or cash equivalents.

        The estimated sources and uses of the funds for the Transaction, assuming the Transaction had closed on September 30, 2015, are shown in the table below. Because these estimated amounts reflect updated assumptions and estimates as of the date of this prospectus supplement, they differ from the earlier pro forma combined condensed financial statements incorporated by reference into this prospectus supplement and the pro forma information derived from such financial statements that is included elsewhere in this prospectus supplement. See "Prospectus Supplement Summary—Summary Historical and Pro Forma Financial Information—Summary Unaudited Financial Information." Actual amounts will vary from estimated amounts depending on several factors, including:

  •
  the final purchase price, which will be adjusted by the amount by which net working capital of SourceGas is greater than or less than zero at closing, capital expenditures incurred by SourceGas from March 31, 2015 through closing and indebtedness of SourceGas at closing;

  •
  the amount of net proceeds that we receive from this offering of Notes;

  •
  the amount of indebtedness of SourceGas that we pay down or refinance at closing; and

  •
  changes in our debt balances and net working capital from September 30, 2015 to the closing.

        There can be no assurance that the Transaction or any of the other financing transactions will be consummated under the terms contemplated or at all. Even if the Transaction or any other financing transactions do not occur, the Notes sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the Notes sold in this offering.

($ in Thousands) Sources		Uses
Notes Offered Hereby(1)	$500,000	Purchase of SourceGas Stock(4)(5)	$956,254
Common Stock Offering(2)	254,581	Continuation of SourceGas Debt(4)	873,746
Equity Units Offering(3)	299,000	Cash on Hand / Reduction of Debt(4)	56,335
Continuation of SourceGas Debt(4)	873,746	Estimated Fees and Expenses(6)	40,992

Total Sources	$1,927,327	Total Uses	$1,927,327

(1)
Represents estimated gross proceeds of this offering, without deduction for underwriters' discounts and commissions and other fees and expenses.

(2)
Represents gross proceeds of the offering of common stock we completed in November 2015, without deduction for underwriters' discounts and commissions and other fees and expenses.

(3)
Represents gross proceeds of the offering of equity units we completed in November 2015, without deduction for underwriters' discounts and commissions and other fees and expenses.

(4)
For purposes of this table, we have assumed the continuation of all $873.7 million of SourceGas's outstanding indebtedness as of September 30, 2015. We expect that a portion of SourceGas's indebtedness will be repaid at or prior to the closing of the Transaction, which would result in additional cash outlays that we expect would be funded from cash on hand (which would include the approximately $56.3 million shown in this table as "Cash on Hand / Reduction of Debt" and which may also include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC) or draws under our revolving credit facility. We anticipate that, after giving effect to such repayments (which are not reflected in this table or the pro forma financial information included in this prospectus supplement), approximately $700.0 million of SourceGas debt will actually be continued. The actual amounts of indebtedness of SourceGas at the closing of the Transaction and the portion thereof to be continued (and the sources of any funds used to repay such indebtedness) will vary from the assumptions reflected in this table, and any such variations may be material.

(5)
The purchase price payable at closing of the Transaction will be determined as follows: (a) $1,691,650,000; (b) minus or plus the amount by which net working capital of SourceGas is greater than or less than zero at closing of the Transaction (for purposes of this table, we have assumed no net working capital adjustment); (c) plus capital expenditures incurred by SourceGas from March 31, 2015 through closing of the Transaction (for purposes of this table, we have assumed $140.0 million of capital expenditures through September 30, 2015); and (d) minus indebtedness of SourceGas at closing of the Transaction. The actual amounts of working capital, capital expenditures and indebtedness of SourceGas at the closing of the Transaction will vary from the assumptions reflected in this table, and any such variations may be material.

(6)
Represents estimated fees and expenses, including underwriters' discounts and commissions, legal, accounting and other fees and expenses associated with the completion of the Transaction and the financing transactions.

CAPITALIZATION

        The following table sets forth our historical consolidated cash and cash equivalents and capitalization as of September 30, 2015:

  •
  on an actual basis;

  •
  on an as-adjusted (unaudited) basis to give effect to our November 2015 issuance and sale of common stock and equity units;

  •
  on an as further adjusted (unaudited) basis, to give further effect to the issuance and sale of the Notes offered hereby, assuming an offering of an aggregate of $500 million of Notes; and

  •
  on a pro forma as further adjusted (unaudited) basis, to give further effect to the Transaction.

        The historical data in the table are derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement. You should also read this table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended December 31, 2014, as amended by Form 10-K/A filed on August 7, 2015, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, as amended by Form 10-Q/A filed on August 7, 2015, June 30, 2015 and September 30, 2015. See "Where You Can Find More Information" in this prospectus supplement. See "Prospectus Supplement Summary—Summary Historical and Pro Forma Financial Information—Summary Unaudited Financial Information."

        Because the amounts in the table below reflect updated assumptions and estimates as of the date of this prospectus supplement, they differ from the earlier pro forma combined condensed financial statements incorporated by reference into this prospectus supplement and the pro forma information derived from such financial statements that is included elsewhere in this prospectus supplement. See "Prospectus Supplement Summary—Summary Historical and Pro Forma Financial Information—Summary Unaudited Pro Forma Financial Information" for a description of certain of these differences.

	As of September 30, 2015
	Actual	As Adjusted	As Further Adjusted	Pro Forma As Further Adjusted
	($ in Thousands)
Cash and Equivalents(1)	$38,841	$572,870	$1,069,445	$97,197
Short-term Debt(1)(2)	$117,900	$117,900	$117,900	$117,900
Long-term Debt(1)(2)	$1,567,797	$1,567,797	$1,567,797	$2,441,543
Notes due 2019 and Notes due 2026 offered hereby	$—	$—	$500,000	$500,000
2015 Series A 3.50% Remarketable Junior Subordinated Notes due 2028(3)	$—	$299,000	$299,000	$299,000
Total Debt(1)(2)	$1,685,697	$1,984,697	$2,484,697	$3,358,443
Total Stockholders' Equity	$1,287,212	$1,490,701	$1,490,701	$1,472,686
Total Capitalization	$2,972,909	$3,475,398	$3,975,398	$4,831,129
Long-term Debt/Total Capitalization	52.7%	53.7%	59.5%	67.1%

(1)
For purposes of the pro forma as further adjusted information included in this table, we have assumed the continuation of all $873.7 million of SourceGas's outstanding indebtedness as of September 30, 2015. We expect that a portion of SourceGas's indebtedness will be repaid at or prior to the closing of the Transaction, which would result in additional cash outlays that we expect would be funded from cash on hand (which may also include proceeds of a potential sale of a portion of Black Hills Colorado IPP, LLC), reducing cash and equivalents, or draws under our revolving credit facility, increasing short-term debt. We anticipate that, after giving effect to such repayments (which are not reflected in this table or the pro forma financial information included in this prospectus supplement), approximately $700.0 million of SourceGas debt will actually be continued. The actual amounts of indebtedness of SourceGas at the closing of the Transaction and the portion thereof to be continued (and the sources of any funds used to repay such indebtedness) will vary from the assumptions reflected in this table, and any such variations may be material.

(2)
Short-term debt, long-term debt and total debt, each on a pro forma as further adjusted (unaudited) basis, do not give effect to subsequent incurrences of debt by SourceGas after September 30, 2015, including an additional $40.0 million of debt by SourceGas under its revolving credit facility in October 2015 and approximately $16.8 million of additional long-term debt in November 2015.

(3)
The 2015 Series A 3.50% remarketable junior subordinated notes due 2028 are a component of the equity units we issued in November 2015.

        If the Transaction closes, the proceeds of this offering are expected to be used in accordance with the Sources and Uses table set forth under "Use of Proceeds" and, until so used or used for general corporate purposes, will be held in cash or cash equivalents. See "Prospectus Supplement Summary—Pending SourceGas Acquisition" in this prospectus supplement for a description of the Transaction.

 DESCRIPTION OF THE NOTES

        We will issue the Notes under the indenture dated as of May 21, 2003, between us and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as trustee, as supplemented by that certain first supplemental indenture dated as of May 21, 2003, as further supplemented by that certain second supplemental indenture dated as of May 14, 2009, as further supplemented by that certain third supplemental indenture dated as of July 16, 2010, as further supplemented by that certain fourth supplemental indenture dated as of November 19, 2013 and as further supplemented by that certain fifth supplemental indenture to be dated as of the closing date of this offering. When we refer to the "indenture" in this prospectus supplement, we are referring to the indenture as supplemented by such supplemental indentures. The following summarizes some of the material provisions of the Notes. The following description supplements, and, to the extent it is inconsistent with, supersedes, the statements under "Description of Senior Debt Securities" in the accompanying prospectus. We refer you to the accompanying prospectus for a description of the senior debt securities and to the indenture. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture.

        In this prospectus supplement, we refer to the        % Notes due 2019 as the "2019 Notes" and the        % Notes due 2026 as the "2026 Notes." We also refer to the 2019 Notes and the 2026 Notes as, collectively, the "Notes." Each of the 2019 Notes and the 2026 Notes is a series of senior debt securities described in the accompanying prospectus. As used herein, the words "we," "us," "our," "Company" and "Black Hills Corporation" do not include any current or future subsidiary of Black Hills Corporation.

General

        The 2019 Notes will be initially limited to $            aggregate principal amount and the 2026 Notes will be initially limited to $            aggregate principal amount. The 2019 Notes will mature at 100% of their principal amount on January     , 2019 and the 2026 Notes will mature at 100% of their principal amount on January     , 2026. We will have the ability, without the consent of holders of the applicable series of Notes to reopen each series of Notes and issue additional Notes of the same series, in which case the newly issued Notes will be consolidated with, and form a single series with, the previously outstanding Notes of such series, including with respect to waivers, amendments, redemptions and offers to purchase; provided that if such additional Notes of a series are not fungible with the original Notes of such series for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number. The Notes do not provide for any sinking fund. The Notes will not be listed on any securities exchange.

        The Notes will be issued only in fully-registered form in denominations of $1,000 and integral multiples of $1,000. The Notes of each series will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC"). Except as described under "—Book-Entry Form," the Notes will not be issuable in certificated form. References to a "holder" of the Notes in this prospectus supplement refer to the person in whose name such Notes are registered in the security register and not the beneficial owner.

Interest

        The 2019 Notes will bear interest at the rate of        % per annum and the 2026 Notes will bear interest at a rate of         % per annum, in each case from January     , 2016 or from the most recent interest payment date on which we have paid or provided for interest on the applicable Notes, to the applicable redemption date, Change of Control Payment Date (as defined below) or stated maturity date, as the case may be. We will pay interest on the Notes semi-annually in arrears on January     and July     , beginning on July     , 2016 (each, an "Interest Payment Date") to the persons in whose names

the Notes (or any predecessor Notes) are registered in the security register at the close of business on the preceding                    or                     , as the case may be, whether or not that day is a Business Day. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

        If an Interest Payment Date, redemption date, Change of Control Payment Date or stated maturity date falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, redemption date, Change of Control Payment Date or stated maturity date, as the case may be, to the date the payment is made. A "Business Day" is each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Redemption

  2019 Notes

        We may redeem all or part of the 2019 Notes, at any time and from time to time at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2019 Notes being redeemed plus accrued and unpaid interest (if any) to but excluding the redemption date and (2) the sum, as determined by the Quotation Agent, of the present values of the principal amount of the 2019 Notes to be redeemed, together with remaining scheduled payments of interest (exclusive of accrued and unpaid interest (if any) to but excluding the redemption date) from the redemption date to the stated maturity date of the 2019 Notes, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus            basis points, plus accrued and unpaid interest (if any) on the principal amount of the 2019 Notes being redeemed to but excluding the redemption date.

  2026 Notes

        At any time before                        , 2025 (the date that is six months prior to the stated maturity date of the 2026 Notes), we may redeem all or part of the 2026 Notes, from time to time at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2026 Notes being redeemed plus accrued and unpaid interest (if any) to but excluding the redemption date and (2) the sum, as determined by the Quotation Agent, of the present values of the principal amount of the 2026 Notes to be redeemed, together with remaining scheduled payments of interest (exclusive of accrued and unpaid interest (if any) to but excluding the redemption date) from the redemption date to the stated maturity date of the 2026 Notes, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus             basis points, plus accrued and unpaid interest (if any) on the principal amount of the 2026 Notes being redeemed to but excluding the redemption date.

        At any time on or after                        , 2025 (the date that is six months prior to the stated maturity date of the 2026 Notes), we will have the right to redeem the 2026 Notes, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed plus accrued and unpaid interest on the 2026 Notes being redeemed to but excluding the redemption date.

  Definitions and Procedures

        For purposes of this discussion of the redemption of the Notes at the option of the Company, the following terms have the following meanings:

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term from the redemption date to the stated maturity date of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

        "Comparable Treasury Price" means with respect to any redemption date for the Notes (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations, or (3) if only one Reference Treasury Dealer Quotation is obtained, such Reference Treasury Dealer Quotation, in each case determined by the Quotation Agent.

        "Quotation Agent" means one of the Reference Treasury Dealers selected by us.

        "Reference Treasury Dealer" means each of (i) Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc. or their respective affiliates or successors which are primary U.S. Government securities dealers in the United States (a "Primary Treasury Dealer"), (ii) a Primary Treasury Dealer selected by each of U.S. Bancorp Investments, Inc. and Mitsubishi UFJ Securities (USA) or their respective affiliates or successors, and (iii) any other Primary Treasury Dealer appointed by us at the time of any redemption; provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        If we elect to redeem all or any part of the Notes, we will mail by first-class mail or deliver in accordance with DTC procedures a notice of redemption to each holder of the Notes to be redeemed (with a copy to the trustee) at least 30 days before the redemption date. To the extent that the trustee shall deliver such notice, we will deliver such notice to the trustee at least 45 days prior to the redemption date or such shorter period as may be reasonably acceptable to the trustee. However, we will not know the exact redemption price until shortly before the redemption date. Therefore, the notice of redemption will only describe how the redemption price will be calculated. We will notify the trustee of the redemption price with respect to any redemption promptly after the calculation, and the trustee will not be responsible for such calculation. On the redemption date, if we have paid the full redemption price to the trustee, Notes called for redemption will cease to bear interest and the holders of such Notes will only have a right to receive payment of the redemption price.

        We are entitled at any time and from time to time to purchase Notes in the open market or otherwise.

Change of Control Triggering Event

        If a Change of Control Triggering Event occurs with respect to either series of Notes, holders of the series of Notes with respect to which such Change of Control Triggering Event has occurred will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of their Notes of such series pursuant to the offer described below (a "Change of Control Offer") on the terms set forth in the indenture. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest (if any) on the Notes repurchased, to but excluding the date of repurchase (the "Change of Control Payment"), subject to the right of holders of record on the relevant record date to receive interest on the corresponding Interest Payment Date.

        Within 30 days following any Change of Control Triggering Event (unless we have previously mailed or delivered a redemption notice with respect to all outstanding Notes of such series as described above) or, at our option, prior to any Change of Control Triggering Event but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, we will mail by first-class mail or deliver in accordance with DTC procedures a notice to each holder of the applicable series of Notes (with a copy to the trustee), which notice will:

          (1)   describe the circumstances and relevant facts regarding the Change of Control Triggering Event;

          (2)   offer to repurchase the Notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days following the date such notice is mailed or delivered (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice, which offer will constitute the Change of Control Offer; and

          (3)   if mailed or delivered prior to the date on which the Change of Control Triggering Event occurs, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

        On the Change of Control Payment Date, we will be required, to the extent lawful, to:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the applicable Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

        We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all Notes properly tendered and not withdrawn under its offer.

        We will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will be required to comply with the applicable securities laws and regulations. We will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        For purposes of this discussion of a repurchase of the Notes following a Change of Control Triggering Event:

        "Change of Control" means the occurrence of any of the following:

          (1)   the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the voting power of the then outstanding Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed;

          (2)   the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Subsidiaries taken as a whole to any person other than the Company or one of the Subsidiaries;

          (3)   the merger or consolidation of the Company with or into any person or the merger or consolidation of any person with or into the Company, in any such event pursuant to a transaction in which any of the outstanding shares of the Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction in which the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, shares representing more than 50% of the voting power of the Voting Stock of the resulting or surviving person or any direct or indirect parent company of the resulting or surviving person immediately after giving effect to such transaction; or

          (4)   the adoption of a plan providing for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of shares representing more than 50% of the voting power of the Voting Stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

        "Fitch" means Fitch Ratings, Inc., and its successors.

        "Investment Grade Rating" means a rating equal to or higher than BBB– (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or agencies selected by the Company.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P and (2) if any of Fitch, Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company's control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody's or S&P, as the case may be.

        "Rating Event" means, with respect to either series of Notes, the rating of such Notes is lowered by at least two of the three Rating Agencies and such Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, on any day during the period (which period will be extended so long as the rating of such Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Subsidiary" means a corporation, limited partnership, limited liability company or trust in which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company and/or by one or more other Subsidiaries.

        "Voting Stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest that ordinarily (without regard to the occurrence of any contingency) has voting power for the election of directors, managers or trustees of such person, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

        The Change of Control Triggering Event repurchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event repurchase feature is a result of negotiations between the Company and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject only to the restrictions contained in the covenant described under the heading "—Restrictive Covenants" (which restrictions may be waived or modified with the written consent of the holders of a majority in principal amount of each series of the Notes then outstanding), we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

        Our revolving credit facility and term loan agreement each provide that the occurrence of certain events that would constitute a Change of Control constitute a default thereunder. In addition, the occurrence of certain events that would constitute a Change of Control would require us to offer to repurchase the $200.0 million of outstanding 5.875% Notes due 2020 and the $525 million of outstanding 4.250% Notes due 2023. Moreover, future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. The exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of "all or substantially all" of the assets of the Company to any person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions of the indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of each series of the Notes then outstanding.

Restrictive Covenants

        We have agreed to one principal restriction on our activities for the benefit of holders of the Notes: the limitation on the creation of liens described below. Other than this limitation on liens, the indenture does not contain any covenants or other provisions designed to protect holders of the Notes in the event we participate in a highly leveraged transaction.

        The indenture provides that neither the Company nor any Subsidiary, as defined below, will mortgage, pledge, grant a security interest in or hypothecate, or permit any mortgage, pledge, security interest, lien or other encumbrance upon, any capital stock of any Subsidiary now or hereafter owned directly or indirectly by the Company or any Subsidiary, to secure any Indebtedness, as defined below, without also securing the Notes (so long as such other Indebtedness is so secured), equally and ratably with any and all such other Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

        This restriction does not apply to, or prevent the creation of:

          (1)   any mortgage, pledge, security interest, lien or encumbrance existing at the date of issuance of the Notes;

          (2)   any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time of the acquisition of such capital stock by the Company or any Subsidiary or within one year after that time to secure all or a portion of the purchase price for such capital stock;

          (3)   any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing thereon at the time of the acquisition of such capital stock by the Company or any Subsidiary, whether or not the obligations secured thereby are assumed by the Company or such Subsidiary, other than any mortgage, pledge, security interest, lien or encumbrance created in connection with or in anticipation of such acquisition not for the purpose of securing the purchase price for such capital stock;

          (4)   any mortgage, pledge, security interest, lien or encumbrance upon any capital stock to secure or provide for the acquisition, construction, improvement, expansion or development of property by the Company or any Subsidiary; provided that such mortgage, pledge, security interest, lien or encumbrance may not extend to or cover any other property of the Company or any Subsidiary that is not the subject of the related financing;

          (5)   any mortgage, pledge, security interest, lien or encumbrance upon any limited liability company interest of Black Hills Wyoming, LLC (or any of its direct or indirect Subsidiaries), or any other Subsidiary or group of Subsidiaries formed to refinance the project now known as the "Wygen I" project; provided that such mortgage, pledge, security interest, lien or encumbrance may not extend to or cover any other property of the Company or any Subsidiary that is not the subject of such refinancing;

          (6)   so long as no additional property of the Company or any Subsidiary is encumbered or made subject to a mortgage, pledge, security interest, lien or other encumbrance, any mortgage, pledge, security interest, lien or encumbrance granted in connection with (a) extending, renewing, replacing or refinancing in whole or in part the Indebtedness secured by any mortgage, pledge, security interest, lien or encumbrance described in the foregoing clauses (1) through (5) or (b) any transaction or series of related transactions involving separate projects pursuant to which any of the mortgages, pledges, security interests, liens or encumbrances described in the foregoing clauses (1) through (5) are combined or aggregated; provided, that, for purposes of this subclause (b), all of the Indebtedness secured by such mortgages, pledges, security interests, liens or encumbrances immediately prior to such transaction or series of related transactions is repaid in connection therewith; provided further, that, for purposes of this subclause (b), the aggregate amount of Indebtedness secured by such combined or aggregated mortgages, pledges, security interests, liens or other encumbrances does not exceed the sum of (x) the aggregate amount of extended, renewed, replaced or refinanced Indebtedness secured by such mortgages, pledges, security interests, liens or encumbrances outstanding immediately prior to such transaction or series of related transactions and (y) 5% of Consolidated Capitalization, less the total amount of all Indebtedness then outstanding that has been incurred and secured pursuant to this subclause (y) in any prior, separate transactions or series of related transactions;

          (7)   any mortgage, pledge, security interest, lien or encumbrance upon any capital stock now or hereafter owned by the Company or any Subsidiary to secure any Indebtedness, which would otherwise be subject to the foregoing restriction and not otherwise permitted under any of the foregoing clauses (1) through (6), in an aggregate principal amount which, together with the amount of all other such Indebtedness then outstanding that has been incurred and secured under this clause (7), does not at the time of the creation of such mortgage, pledge, security interest, lien or encumbrance exceed 5% of Consolidated Capitalization; or

          (8)   any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

            (a)   the execution or enforcement of each such lien is effectively stayed within 60 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within such 60-day period) and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

            (b)   the payment of each such lien is covered in full by insurance provided by a third party and the insurance company has not denied or contested coverage thereof; or

            (c)   each such lien is adequately bonded within 60 days of the creation of such lien.

        For purposes of the restriction described above:

        "Indebtedness" means:

          (1)   all indebtedness, whether or not represented by bonds, debentures, notes or other securities, incurred, created or assumed by the Company or any Subsidiary for the repayment of money borrowed;

          (2)   all indebtedness for money borrowed secured by a lien upon property owned by the Company or any Subsidiary, regardless of whether the Company or such Subsidiary has assumed or otherwise become liable for the payment of the indebtedness for money borrowed; and

          (3)   all indebtedness of others for money borrowed that is guaranteed as to payment of principal or interest by the Company or any Subsidiary or in effect guaranteed by the Company or any Subsidiary through a contingent agreement to purchase such indebtedness or through any "keep-well" or similar agreement to be directly or indirectly liable for the repayment of such indebtedness.

        "Subsidiary" has the meaning given to such term under the heading "—Change of Control Triggering Event."

        "Consolidated Capitalization" means the sum of:

          (1)   Consolidated Shareholders' Equity;

          (2)   Consolidated Indebtedness, which is total indebtedness as shown on the consolidated balance sheet of the Company and the Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

          (3)   any preference or preferred stock of the Company or any Consolidated Subsidiary that is subject to mandatory redemption or sinking fund provisions.

        "Consolidated Shareholders' Equity" means the total Assets of the Company and the Consolidated Subsidiaries less all liabilities of the Company and the Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States (as in effect on the date of closing of this offering), be classified on a balance sheet as liabilities, including:

          (1)   indebtedness secured by property of the Company or any of the Consolidated Subsidiaries whether or not the Company or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that the Company or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of the Company or the Consolidated Subsidiary on the balance sheet;

          (2)   deferred liabilities; and

          (3)   indebtedness of the Company or any of the Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Company or such Consolidated Subsidiary.

        As used in this definition, "liabilities" includes preference or preferred stock of the Company or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

        "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles in the United States (as in effect on the date of closing of this offering) would be consolidated with those of the Company in its consolidated financial statements as of that date.

        The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables.

        As of September 30, 2015, the Consolidated Capitalization of the Company was approximately $2.9 billion.

Events of Default

        The following will be events of default for each series of the Notes:

          (a)   default in the payment of principal of any Note of such series when due;

          (b)   default in the payment of interest on any Note of such series when due and continuance of such default for 30 days;

          (c)   default in the performance, or breach, of any of our other covenants or warranties in the indenture applicable to such series of Notes and continuance of such default or breach for 60 days after written notice (without giving effect to any applicable grace period with respect to such covenant or warranty); and

          (d)   certain events of bankruptcy, insolvency or reorganization relating to us.

        If an event of default occurs and is continuing with respect to a series of Notes, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal amount of the Notes of such series, plus all accrued and unpaid interest, to be immediately due and payable. However, in the event of a default described under clause (d) above, the principal of the Notes, plus all accrued and unpaid interest, shall automatically become and be immediately due and payable.

Ranking of Notes

        The Notes will be our unsecured and unsubordinated obligations. The Notes will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. See "Risk Factors—The indenture under which the Notes will be issued does not limit our indebtedness, prevent dividends or generally prevent highly leveraged transactions; there are no financial covenants in the indenture," "—The Notes are structurally subordinated to any existing and future preferred stock, indebtedness, guarantees and other liabilities of or subsidiaries" and "—Holders of the Notes will be effectively subordinated to all of our secured indebtedness and obligations outstanding from time to time."

        The Notes will be obligations exclusively of Black Hills and our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds to meet our payment obligations on the Notes. Covenants within the financing agreements of Cheyenne Light, Fuel and Power Company require it to maintain a debt to capitalization ratio of no more than .60 to 1.00. Our utilities in Colorado, Iowa, Kansas and Nebraska have regulatory agreements in which they cannot pay dividends if they have issued debt to third parties and the payment of a dividend would reduce their equity ratio to below 40% of their total capitalization; and neither Black Hills Utility Holdings nor its utility subsidiaries can extend credit to the Company except in the ordinary course of business and upon reasonable terms consistent with market terms. Additionally, our utility subsidiaries may generally be limited to the amount of dividends allowed by state regulatory authorities to be paid to us as a utility holding company and also may have further restrictions under the Federal Power Act. As of December 31, 2014, the restricted net assets at our Electric and Gas Utilities were approximately $315 million.

Information Concerning the Trustee

        Wells Fargo Bank, National Association ("Wells Fargo Bank"), is the trustee under the indenture. Wells Fargo Bank also will be the initial paying agent and registrar for the Notes and its place of payment will be Wells Fargo Bank, Corporate Trust Operations, 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479. The trustee and its affiliates have engaged, currently are engaged and may in the future engage in financial or other transactions with us and our affiliates in the ordinary course of their and our respective businesses, subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The provisions of the Trust Indenture Act incorporated by reference in the indenture provide that, except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of each series of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, subject to certain exceptions and the terms of the indenture, with respect to such series. If an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it under the indenture, and use the same degree of care and skill in the exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become a creditor of the Company under certain circumstances, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

        The trustee may resign or be removed and a successor trustee may be appointed.

No Additional Amounts

        We will not pay any additional amounts on the Notes to compensate any beneficial owner for any United States tax withheld from payments on such Notes.

Book-Entry Form

        The Notes of each series will be issued in the form of a single, fully registered global Note without coupons that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to any purchaser of Notes. Instead, ownership of beneficial interests in the Notes will be shown on, and transfers of interest in the Notes will only be made through, records maintained by DTC and its participants. Unless it is exchanged for certificated Notes as described below, a global Note may not be transferred, except that DTC, its nominees and their successors may transfer a global Note as a whole to one another.

        A global Note representing a series of Notes will be exchangeable for Notes in certificated form only if:

  •
  DTC is unwilling or unable to continue as depositary or it ceases to be a "clearing agency" registered under applicable law; or

  •
  an event of default with respect to such series of Notes has occurred and is continuing.

        So long as DTC or its nominee is the registered owner of a global Note, we will consider DTC or its nominee, as the case may be, the sole owner of the Notes represented by the global Note for all purposes under the indenture. Except as described below, as an owner of a beneficial interest in Notes you will not be entitled to have any individual Notes registered in your name, you will not receive or be entitled to receive physical delivery of any Notes in certificated form and you will not be considered the owner of Notes for any purpose under the indenture.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants and facilitates the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in the accounts of the participants. This eliminates the need for physical exchange of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system also is available to other entities, such as securities brokers and dealers, banks and trust companies that clear transactions through, or maintain a custodial relationship with, a DTC participant. These are known as "indirect participants." DTC is owned by a number of its participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. The rules of DTC are on file with the SEC.

        Purchases of Notes must be made by or through DTC participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of a Note, who is known as the beneficial owner, will in turn be recorded on the records of direct and indirect DTC participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but we expect that beneficial owners will receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which they purchased the Notes. Transfers of ownership interests in the Notes will be accomplished by entries made on the books of participants acting directly or indirectly on behalf of beneficial owners.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records, action or inaction of DTC or for maintaining, supervising or reviewing any records relating to beneficial ownership of interests in a global Note.

        We will pay principal and interest on the Notes to DTC or its nominee, as the case may be, as the registered owner of the related global Note. We will make these payments to DTC or its nominee in immediately available funds. Neither we nor the trustee will have any responsibility or liability for the payment of principal and interest on the Notes to beneficial owners. However, we understand that it is currently the policy of DTC to credit these payments to participants' accounts on the relevant payment date in accordance with the participants' holdings as shown on DTC's records. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participants and indirect participants and not of DTC. DTC will have no knowledge of the actual beneficial owners of the Notes. DTC's records will reflect only the identity of the participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

        Similarly, we and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of Notes under the indenture, each person owning a beneficial interest in the Notes must rely on the procedures of DTC. If the beneficial owner is not a participant in DTC, then it must rely on the procedures of the participant through which that person owns its interest. DTC will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

        The giving of notices and other communications by DTC to its participants, by the participants to indirect participants, and by indirect participants to beneficial owners is governed by arrangements made among them, which may be subject to statutory or regulatory requirements.

        The foregoing description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. Neither we nor the trustee take any responsibility or liability for these operations and procedures. We urge investors to contact DTC or its participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes by initial investors. It is not a complete analysis of all the potential tax considerations relating to the Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date hereof. These authorities may be changed, perhaps with retroactive effect, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") and we cannot assure you that the IRS will agree with such statements.

        Except as otherwise provided, this summary is limited to initial investors who purchase Notes for cash at the applicable initial "issue price" (i.e., the initial price at which a substantial amount of such Notes is sold to the public, excluding bond houses and brokers or similar organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and who will hold the Notes as capital assets (i.e., generally for investment purposes). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the tax considerations arising under any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift laws). In addition, this discussion does not address all U.S. federal income tax considerations that may be applicable to holders' particular circumstances or to holders that may be subject to special tax rules, such as, for example:

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  holders subject to the alternative minimum tax;

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  banks, insurance companies, and other financial institutions;

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  regulated investment companies;

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  real estate investment trusts;

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  tax-exempt organizations;

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  brokers and dealers in securities or commodities;

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  expatriates;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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  holders that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

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  holders deemed to sell the Notes under the constructive sale provisions of the Code; or

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  entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Notes, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Notes.

        This summary of U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

        The following discussion generally will apply to you if you are a "U.S. Holder" of the Notes. You are a "U.S. Holder" if you are a beneficial owner of a Note and you are, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust (i) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Interest

        Stated interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

        Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which if not previously included in income, will be treated as interest as described in "—Interest" above) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

        Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder's "net investment income" for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). For these purposes, net investment income will generally include interest on and capital gains from the sale or other disposition of the Notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder who is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the Notes.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of interest on the Notes and the proceeds of the sale, exchange, redemption or other taxable disposition of Notes unless the U.S. Holder is an exempt recipient. Backup withholding (at a rate of 28%) may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder's U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Consequences to Non-U.S. Holders

        The following discussion will generally apply to you if you are a Non-U.S. Holder of Notes. The term "Non-U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, estate or trust and that is not a U.S. Holder.

Payments of Interest

        Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to any payment of interest on its Notes that is not effectively connected with the conduct of a U.S. trade or business provided that:

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  the Non-U.S. Holder does not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of our voting stock, within the meaning of Section 871(h)(3) of the Code;

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  the Non-U.S. Holder is not a controlled foreign corporation that is related to us directly or indirectly through stock ownership; and

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  either (a) the Non-U.S. Holder provides its name and address, and, among other things, certifies, under penalties of perjury, that it is not a United States person (which certification generally must be made on an applicable IRS Form W-8 or substitute form) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the Note on a Non-U.S. Holder's behalf and certifies, under penalties of perjury, either that it has received an applicable IRS Form W-8 (or substitute form) from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the Non-U.S. Holder's foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the Notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        A Non-U.S. Holder that cannot satisfy the requirements described above will be subject to a 30% U.S. federal withholding tax with respect to payments of interest on the Notes, unless the Non-U.S. Holder provides us (or our agent) with a properly executed (1) applicable IRS Form W-8 claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder's country of residence, any effectively connected income generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the Notes that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder would be included in earnings and profits.

Sale or Other Taxable Disposition of Notes

        Subject to the discussion of backup withholding and FATCA below, any gain recognized upon the sale, exchange, redemption or other taxable disposition of a Note (except with respect to accrued and unpaid interest, which would be treated as interest as described in "—Payments of Interest" above) will not be subject to U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

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  that gain is effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

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  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

        A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if the Non-U.S. Holder were a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder's country of residence, any effectively connected gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be required to pay branch profits tax on any effectively connected gain at a 30% rate or a lower rate if so specified by an applicable tax treaty.

        A Non-U.S. Holder described in the second bullet point will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which its capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

Information Reporting and Backup Withholding

        In general, information returns will be filed with the IRS in connection with payments of interest on the Notes and proceeds from the sale, exchange, redemption or other taxable disposition of the Notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding (at a rate of 28%) may apply to certain payments of principal and interest on the Notes to Non-U.S. Holders, as well as to the proceeds of certain sales of Notes made through brokers, unless the Non-U.S. Holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under "—Payments of Interest" is generally effective to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S.

Holder's U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

        Under the Foreign Account Tax Compliance Act, commonly referred to as "FATCA," a withholding tax of 30% generally will be imposed, subject to certain exceptions, on payments of (a) interest on the Notes, and (b) on or after January 1, 2019, gross proceeds from the sale or other disposition of the Notes. In the case of payments made to a "foreign financial institution" (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the United States government (a "FATCA Agreement") or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an "IGA"), in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any "substantial" United States owners (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its "substantial" United States owners. If the Notes are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of interest and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not subject to an IGA. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the Notes.

 ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and similar federal, state, local and foreign laws that are substantively similar or are of similar effect ("Similar Law") impose certain restrictions on:

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  employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA ("ERISA Plans");

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  plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and annuities or Keogh plans;

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  any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) by reason of a plan's investment in such entities;

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  governmental plans, certain church plans (each as defined under ERISA) and foreign plans that are not subject to the provisions of Title I of ERISA or Section 4975 of the Code but may be subject to Section 503 of the Code and/or Similar Law ("Non-ERISA Plans") (together with ERISA Plans, plans described in Section 4975(e)(1) of the Code and entities whose underlying assets include plan assets by reason of a plan's investment in such entities, referred to as a "Plan"); and

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  persons who have certain specified relationships to a Plan ("Parties in Interest" as defined under ERISA and "Disqualified Persons" as defined under the Code).

        ERISA, the Code and Similar Law impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving Plan assets and fiduciaries or other Parties in Interest or Disqualified Persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is generally considered a fiduciary of the Plan. Accordingly, among other factors, the investing fiduciary should consider whether:

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  the investment would satisfy the prudence and diversification requirements of ERISA or Similar Law, including among other things, the risk of loss on such investment and any limitations on liquidity and marketability of such investment;

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  an investment in the Notes is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio;

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  the investment would be consistent with the documents and instruments governing the Plan;

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  the investment is made solely in the interest of participants and beneficiaries of the Plan;

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  the acquisition and holding of the Notes would result in (1) a "prohibited transaction" under Section ERISA or the Code for which there is no applicable exemption or (2) a violation of Similar Law; and

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  the investment does not violate ERISA's prohibition on improper delegation of control over or responsibility for Plan assets.

        Notes held by a Plan will be deemed to constitute Plan assets. If we or any of our respective affiliates is or becomes a Party in Interest or a Disqualified Person with respect to a Plan subject to ERISA or Section 4975 of the Code, such Plan's acquisition, holding or disposition of the Notes may constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person), unless the Notes is acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions

("PTCEs") that may apply to the acquisition and holding of the Notes. These class exemptions include: PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). In addition, certain statutory prohibited transaction exemptions may be available to provide exemptive relief for a Plan, including, without limitation, the statutory exemption set forth in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code regarding transactions with certain service providers who are not exercising investment discretion with respect to the Plan assets involved in the transaction and in which the Plan must pay no more, and receive no less, than "adequate consideration."

        Even if the conditions specified in one or more exemptions are met, the scope of the relief provided by these exemptions may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions may not afford relief from the prohibition on self-dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, there can be no assurance that any exemption(s) will be available with respect to any particular transaction involving the Notes.

        The Notes should not be purchased or held by (i) any person investing assets of a Plan (including any insurance company investing assets in a general or separate account, to the extent such assets are deemed to be "plan assets" as a result of a Plan's investment in such account), unless such purchase and holding will either not constitute a prohibited transaction under ERISA and the Code or will be covered by an applicable exemption or (ii) and person investing assets of a Non-ERISA Plan unless such purchase and holding will not violate applicable Similar Law. Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of a Plan) to purchase the Notes should consult with its own counsel with respect to the potential applicability of ERISA, the Code or Similar Law, the potential consequences in its specific circumstances, and whether any exemption or exemptions would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied. In addition, the investing fiduciary should determine whether the investment in the Notes satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or Similar Law.

        Accordingly, by its purchase or holding of any Notes, each purchaser or holder thereof will be deemed to have represented and warranted that either:

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  the purchaser or holder is not purchasing or holding the Notes with, or on behalf of, the assets of any Plan; or

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  (1) the purchase, holding and disposition of the Notes satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or Similar Law, (2) the purchase, holding and disposition of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Code, or violate any Similar Law and (3) neither we nor any of our subsidiaries are or will be deemed to be a fiduciary with respect to any Plan.

        The sale or transfer of the Notes to a Plan or person acting on behalf of a Plan is in no way a representation by us that the purchase, holding or disposition of the Notes meets the legal requirements for investments by Plans or is appropriate for Plans.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc. are acting as representatives, the following respective principal amount of the Notes set forth opposite the name of each underwriter:

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
U.S. Bancorp Investments, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.

Total	$

        The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of Notes may be terminated.

        The underwriters have advised us that they propose to initially offer the Notes to the public at the price to public appearing on the cover page of this prospectus supplement and may also offer the Notes to certain securities dealers at the price to public on the cover of this prospectus supplement less a concession of        % of the principal amount of the 2019 Notes and         % of the principal amount of the 2026 Notes. The underwriters may allow, and such dealers may re-allow, a discount not in excess of        % of the principal amount of the 2019 Notes and        % of the principal amount of the 2026 Notes to certain brokers and dealers. After the initial public offering, the price to public, concession and discount may be changed.

        We estimate that our out of pocket expenses (excluding underwriting discount and commissions) for this offering will be approximately $0.9 million.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        The Notes are a new issue of securities with no established trading market, and the underwriters are not obligated to make a market in the Notes. We do not intend to apply for listing of the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Notes, the ability of the holders to sell their Notes or the price at which holders will be able to sell their Notes.

        In connection with the offering, the underwriters may engage in transactions that stabilize the price of the Notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the Notes in accordance with Regulation M under the Exchange Act.

        The underwriters may create a short position in the Notes in connection with the offering. That means they sell a larger principal amount of the Notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase Notes in the open market to reduce the short position.

        If the underwriters purchase the Notes to stabilize the price or to reduce their short position, the price of the Notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the Notes and any of such transactions may be discontinued at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of Notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        Sales of Notes made outside of the United States may be made by affiliates of the underwriters.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates are agents or lenders under our revolving credit facility and term loan agreement. Credit Suisse Securities (USA) LLC served as our financial adviser in connection with the Transaction. Certain of the underwriters or their affiliates have agreed to provide us with interim financing in the amount of up to $634.3 million in the event that this offering is not, and the other recently completed financing transactions were not, consummated. Lastly, certain of the underwriters or their affiliates hold SourceGas indebtedness that may be repaid upon or following completion of the Transaction.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in Canada

  Resale Restrictions

        The distribution of the Notes in Canada is being made on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

  Representations of Canadian Purchasers

        By purchasing the Notes in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

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  the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus Exemptions,

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  the purchaser is a "permitted client" as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

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  where required by law, the purchaser is purchasing as principal and not as agent, and

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  the purchaser has reviewed the text above under Resale Restrictions.

  Conflicts of Interest

        Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

  Statutory Rights of Action

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

  Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

  Taxation and Eligibility for Investment

        Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in the European Economic Areas

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of Notes may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any Notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other securities exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other securities exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Notes will not be supervised by, the Swiss Financial Market Supervisory Authority ("FINMA"), and the offer of Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Notes.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the Notes may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

        The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Notes must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire bond capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2014, and the effectiveness of Black Hills Corporation and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and an adverse opinion on the effectiveness of the Company's internal control over financial reporting due to a material weakness). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of SourceGas Holdings LLC and its subsidiaries as of December 31, 2014 and for the year then ended included in Exhibit 99.1 of Black Hills Corporation's Current Report on Form 8-K dated November 16, 2015, have been incorporated by reference herein in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for us by Steven J. Helmers, our Senior Vice President, General Counsel and Chief Compliance Officer, and Faegre Baker Daniels LLP, Boulder, Colorado and Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC's web site at (www.sec.gov) or on our own website (www.blackhillscorp.com). Information contained on our website does not constitute part of this prospectus supplement. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

Incorporation by Reference

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. Additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering of the Notes are also incorporated herein by reference. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

SEC Filings (File No. 1-31303)	Period or Date Filed
Annual Report on Form 10-K (including information specifically incorporated by reference from our definitive Proxy Statement for our 2015 Annual Meeting of Shareholders)	Year ended December 31, 2014, as amended by the Form 10-K/A filed on August 7, 2015
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2015, as amended by the Form 10-Q/A filed on August 7, 2015, June 30, 2015 and September 30, 2015
Current Reports on Form 8-K

Filed on January 5, 2015, January 29, 2015, February 17, 2015, April 14, 2015, May 1, 2015, June 29, 2015, July 14, 2015 (with respect to Item 1.01 and Item 9.01 (other than Exhibit 99.1)), August 12, 2015 (two reports), November 16, 2015, November 23, 2015 and December 16, 2015.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Black Hills Corporation
625 North Street
Rapid City, South Dakota 57701
Attention: Investor Relations
(605) 721-1700

PROSPECTUS

BLACK HILLS CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Purchase Contracts
Units

        We may from time to time offer to sell senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH."

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 6, 2014.

        You should rely only on the information contained in this prospectus or the applicable prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or the applicable prospectus supplement may only be accurate on the date of those documents.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        When we refer to "Black Hills," "our company," "we," "us" and "our" in this prospectus under the headings "Disclosure Regarding Forward-Looking Statements," "Black Hills Corporation" and "Ratios of Earnings to Fixed Charges," we mean Black Hills Corporation, a South Dakota corporation, and all of its subsidiaries collectively unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Black Hills Corporation (parent company only) and not any of its subsidiaries unless the context indicates otherwise.

 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact, including without limitation those statements that are identified by the words "anticipates," "estimates," "intends," "plans," "predicts" and similar expressions, and include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

        Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Nonetheless, the Company's expectations, beliefs or projections may not be achieved or accomplished.

        Any forward-looking statement contained in this document speaks only as of the date on which the statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of the factors, nor can it assess the effect of each factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by the risk factors and cautionary statements set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports that we file with the SEC from time to time.

BLACK HILLS CORPORATION

        We are a growth-oriented, vertically-integrated energy company headquartered in Rapid City, S.D. Our predecessor company, Black Hills Power and Light Company, was incorporated and began providing electric utility service in 1941. It was formed through the purchase and combination of several existing electric utilities and related assets, some of which had served customers in the Black Hills region since 1883. In 1956, we began producing, selling and marketing various forms of energy through non-regulated businesses. We operate principally in the United States with two major business groups: Utilities and Non-regulated Energy. Our Utilities Group is comprised of our regulated Electric Utilities and regulated Gas Utilities segments, and our Non-regulated Energy Group is comprised of Power Generation, Coal Mining, and Oil and Gas segments.

        Our Electric Utilities segment generates, transmits and distributes electricity to approximately 203,500 electric customers in South Dakota, Wyoming, Colorado and Montana and also distributes natural gas to approximately 35,500 gas utility customers of Cheyenne Light, Fuel and Power Company in and around Cheyenne, Wyoming. Our Gas Utilities segment serves approximately 538,000 natural gas utility customers in Colorado, Nebraska, Iowa and Kansas. Our Electric Utilities segment owns 709 megawatts of generation and 8,599 miles of electric transmission and distribution lines, and our Gas Utilities segment owns 604 miles of intrastate gas transmission pipelines and 19,998 miles of gas distribution mains and service lines. Our Utilities Group generated net income of $85 million for the year ended December 31, 2013, and had total assets of $3.3 billion at December 31, 2013.

        Our Non-regulated Energy Group conducts business in three segments:

  •
  Power Generation.  Our power generation segment produces electric power from our generating plants and sells the electric capacity and energy primarily to our utilities under long-term contracts. At December 31, 2013, we held varying interests in independent power plants operating in Wyoming and Colorado with a total net ownership of 309 megawatts.

  •
  Coal Mining.  Our coal mining segment produces coal at our coal mine located near Gillette, Wyoming, in the Powder River Basin and sells the coal primarily under long-term contracts to electric generation facilities including our own regulated and non-regulated generating plants. We produced approximately 4.3 million tons of coal in 2013.

  •
  Oil and Gas.  Our oil and gas segment engages in the exploration, development and production of oil and natural gas primarily in the Rocky Mountain region of the United States. As of December 31, 2013, the principal assets of our Oil and Gas segment included: (i) operating interests in crude oil and natural gas properties, including properties in the San Juan Basin (with holdings primarily on the tribal lands of the Jicarilla Apache Nation in New Mexico and Southern Ute Nation in Colorado), the Powder River Basin (Wyoming) and the Piceance Basin (Colorado); (ii) non-operated interests in crude oil and natural gas properties, including wells located in the Williston (Bakken Shale primarily in North Dakota), Wind River (Wyoming), Bearpaw Uplift (Montana), Arkoma (Oklahoma), Anadarko (Texas) and Sacramento (California) basins; and (iii) a 44.7 percent ownership interest in the Newcastle gas processing plant and associated gathering system located in Weston County, Wyoming. We also own natural gas gathering, compression and treating facilities serving the operated San Juan and Piceance Basin properties and working interests in similar facilities serving our non-operated Montana and Wyoming properties. At December 31, 2013, we had total reserves of approximately 87 billion cubic feet equivalent, of which natural gas comprised 73 percent and crude oil comprised 27 percent.

Our Non-regulated Energy Group generated net income of $18 million for the year ended December 31, 2013, and had total assets of $0.5 billion at December 31, 2013.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH." Our principal and executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is www.blackhillscorp.com. Information on our website does not constitute part of this prospectus.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated. For this purpose, earnings consist of income from continuing operations (before adjustment for income taxes, minority interests in consolidated subsidiaries or income or loss from equity investees), plus fixed charges, amortization of capitalized interest and distributed income of equity investees and less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,
						Six Months Ended June 30, 2014
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges(1)	2.25x	1.76x	1.41x	2.14x	2.52x	3.75x

(1)
The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for all periods presented because no shares of preferred stock were outstanding during these periods.

 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities described in this prospectus for working capital and general corporate purposes, which may include:

  •
  repayment or refinancing of outstanding debt;

  •
  capital expenditures;

  •
  acquisitions;

  •
  investments; and

  •
  other business opportunities.

 DESCRIPTION OF SENIOR DEBT SECURITIES

General

        The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Black Hills and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under the indenture dated May 21, 2003 between us and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as trustee.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to the senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the senior debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        While the senior debt securities will be our unsecured senior obligations, our assets consist primarily of equity in our subsidiaries. We are a separate and distinct legal entity from our subsidiaries. As a result, our ability to make payments on our senior debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. Various federal and state statutes and regulations, including the Federal Power Act and settlement agreements with state regulatory jurisdictions, limit the amount of dividends that may be paid to us as a utility holding company.

        In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Holders of the senior debt securities are not creditors of our subsidiaries. The claims of holders of the senior debt securities to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of such subsidiaries' creditors will generally have priority as to the assets of such subsidiaries over our own equity interest claims and will therefore have priority over the holders of the senior debt securities. Our subsidiaries' creditors may include general creditors, trade creditors, debt holders, any preferred stockholders and taxing authorities. The subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

        Senior debt securities of a series may be issuable in registered form without coupons, which we refer to as "registered securities," or in the form of one or more global securities in registered form, which we refer to as "global securities."

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

  •
  the title of the senior debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

  •
  the priority of payment of the senior debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

  •
  the date or dates on which the principal of the senior debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

  •
  each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

  •
  the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the senior debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

  •
  the payment of any additional amounts with respect to the senior debt securities;

  •
  whether any of the senior debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

  •
  any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

        If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the senior debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in the prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as registered securities. Senior debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Senior Debt Securities

        Senior debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date for the payment.

Consolidation, Merger or Sale of Assets

        The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the senior debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things:

  •
  modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

  •
  reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to senior debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in the applicable prospectus supplement with respect to any series of senior debt securities.

        If an event of default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an event of default resulting in acceleration of the senior debt securities, but only if all events of default with respect to senior debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the senior debt securities of that series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any senior debt securities, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

Satisfaction and Discharge and Defeasance

        The indenture provides, among other things, that when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity (or be called for redemption) within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

        In addition, at the time that we establish a series of senior debt securities under the indenture, we can provide that the senior debt securities are subject to the defeasance and discharge provisions of the indenture. Unless we specify otherwise in the applicable prospectus supplement, the senior debt securities offered thereby will be subject to the defeasance and discharge provisions of the applicable indenture, and we may elect either (1) to defease and be discharged from any and all obligations with respect to the senior debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) ("legal defeasance") or (2) to be released from our obligations to comply with the restrictive covenants we designate when we establish the series of senior debt securities, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such senior debt securities ("covenant defeasance"). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the senior debt securities on the scheduled due dates therefor.

        If we effect covenant defeasance with respect to any series of senior debt securities, the amount in money, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the senior debt securities of that series in accordance with the terms of the indenture and such senior debt securities.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the senior debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Governing Law

        The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Wells Fargo Bank, National Association, is the trustee under the indenture for the senior debt securities. From time to time, we and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

 DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

        The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Black Hills. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to the subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

        The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the subordinated debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        The subordinated debt securities will be our unsecured subordinated obligations. Our assets consist primarily of equity in our subsidiaries. We are a separate and distinct legal entity from our subsidiaries. As a result, our ability to make payments on our subordinated debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. Various federal and state statutes and regulations, including the Federal Power Act and settlement agreements with state regulatory jurisdictions, limit the amount of dividends that may be paid to us as a utility holding company.

        In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Holders of the subordinated debt securities are not creditors of our subsidiaries. The claims of holders of the subordinated debt securities to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of such subsidiaries' creditors will generally have priority as to the assets of such subsidiaries over our own equity interest claims and will therefore have priority over the holders of the subordinated debt securities. Our subsidiaries' creditors may include general creditors, trade creditors, debt holders, any preferred stockholders and taxing authorities. The subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

        Subordinated debt securities of a series may be issuable in the form of registered securities or global securities.

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

  •
  the title of the subordinated debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

  •
  the priority of payment of the subordinated debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

  •
  the date or dates on which the principal of the subordinated debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

  •
  each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

  •
  the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the subordinated debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

  •
  the payment of any additional amounts with respect to the subordinated debt securities;

  •
  whether any of the subordinated debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of subordination;

  •
  any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

  •
  any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

        If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Subordinated debt securities may be issued as original issue discount securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the subordinated debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those subordinated debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a subordinated debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a subordinated debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any subordinated debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in the prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as registered securities. Subordinated debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Subordinated Debt Securities

        Subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the payment.

Subordination

        The subordinated debt securities will be subordinated and junior in right of payment to our senior indebtedness. Unless otherwise specified in the applicable prospectus supplement, "senior indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with any of our indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing). However, senior indebtedness does not include our indebtedness to any of our subsidiaries or any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is "pari passu" or "junior" to the subordinated debt security.

Consolidation, Merger or Sale of Assets

        The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the subordinated debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things:

  •
  modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

  •
  adversely modify the subordination terms of the subordinated debt securities; or

  •
  reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to subordinated debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in the prospectus supplement with respect to any series of subordinated debt securities.

        If an event of default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an event of default resulting in acceleration of the subordinated debt securities, but only if all events of default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of that series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any subordinated debt securities, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

Satisfaction and Discharge and Defeasance

        The indenture provides, among other things, that when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity (or called for redemption) within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

        In addition, at the time that we establish a series of subordinated debt securities under the indenture, we can provide that the subordinated debt securities are subject to the defeasance and discharge provisions of that indenture. Unless we specify otherwise in the applicable prospectus supplement, the debt securities offered thereby will be subject to the defeasance and discharge provisions of the applicable indenture, and we may elect either (1) to defease and be discharged from any and all obligations with respect to the subordinated debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the subordinated debt securities and to hold moneys for payment in trust) ("legal defeasance") or (2) to be released from our obligations to comply with the restrictive covenants we designate when we establish the series of subordinated debt securities, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such subordinated debt securities ("covenant defeasance"). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the subordinated debt securities on the scheduled due dates therefor.

        If we effect covenant defeasance with respect to any series of subordinated debt securities, the amount in money, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the subordinated debt securities of that series in accordance with the terms of the indenture and such subordinated debt securities.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the subordinated debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Governing Law

        The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to that series of subordinated debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

 DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. As of June 30, 2014, 44,641,935 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders may use cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive equally dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. Our revolving credit facility and other debt obligations contain restrictions on the payment of cash dividends upon a default or event of default. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

        Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of our common stock are, and the shares of common stock we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring or preventing a change in control.

Depositary Shares

        We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in the prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of South Dakota Law and Provisions of Our Charter and Bylaws

        South Dakota law and our articles of incorporation and bylaws contain certain provisions that may be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

  Control Share Acquisitions

        We have elected in our articles of incorporation not to be subject to the control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act, which would otherwise apply to us. These provisions provide generally that the shares of a publicly held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

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  the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

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  the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively.

  Business Combinations

        We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly held South Dakota corporation from engaging in a "business combination" with an "interested shareholder", unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Unless the interested shareholder has been an interested shareholder for at least four years, a business combination with the interested shareholder must be approved by the board of directors of the corporation prior to the date of the interested shareholder's acquisition of the corporation's voting stock, by the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. After the four year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. Generally, an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation's voting stock. A "business combination" includes a merger, a transfer of 10% or more of the corporation's assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation's outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. The provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act may delay, defer or prevent a change in control of us without the shareholders taking further action.

        The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.

  Fair Price Provision

        Our articles of incorporation require the affirmative vote of the holders of 80% or more of the outstanding shares of our voting stock to approve any "business transaction" with any "related person" or any "business transaction" in which a "related person" has an interest. However, if a majority of the continuing members of our board who are not affiliated with the related party approve the business transaction, or if the cash or fair market value of any consideration received by our shareholders pursuant to a business transaction meets certain enumerated requirements, then the 80% voting requirement will not be applicable. Generally, our articles of incorporation define a "business transaction" to include, among other things, a merger, asset or stock sale. Our articles of incorporation generally define a "related person" as any person, entity or group that, together with its affiliates and associates, beneficially owns 10% or more of our outstanding voting stock. The likely effect of this provision is to delay, defer or prevent a change in control.

  Board Composition

        Our articles of incorporation and bylaws provide for a staggered board of directors divided into three classes, with the term of office of one class expiring each year. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and by the affirmative vote of the majority of the remaining members of the board of directors. The likely effect of our staggered board of directors and the limitation on the removal of directors is an increase in the time required for the shareholders to change the composition of our board of directors.

  Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

  Shareholder Action by Written Consent Must Be Unanimous

        South Dakota law provides that any action which may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our common stock from unilaterally using the written consent procedure to take shareholder action.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64854, St. Paul, Minnesota 55164-0854, and its telephone number for shareholder services is (800) 468-9716.

 DESCRIPTION OF WARRANTS

Offered Warrants

        We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

  Debt Warrants

        We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale.

  Equity Warrants

        We may also issue, together with equity securities or separately, warrants to purchase shares of our common or preferred stock on terms to be determined at the time of sale.

General Terms of Warrants

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

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  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

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  the currency with which the warrants may be purchased;

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  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

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  any applicable material United States federal income tax consequences;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  the terms of the securities issuable upon exercise of the warrants;

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  the antidilution provisions of the warrants, if any;

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  any redemption or call provisions;

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  the exercise price and procedures for exercise of the warrants;

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  the terms of any warrant spread and the market price of our common stock which will trigger our obligation to issue shares of our common stock in settlement of a warrant spread;

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  whether the warrants are to be sold separately or with other securities as part of units; and

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  any other terms of the warrants.

Significant Provisions of the Warrant Agreements

        We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

  Modifications Without Consent of Warrantholders

        We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

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  cure any ambiguity;

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  cure, correct or supplement any defective or inconsistent provision; or

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  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

  Enforceability of Rights of Warrantholders

        The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

  Registration and Transfer of Warrants

        Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

  New York Law to Govern

        The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders' obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in some circumstances we may deliver newly issued prepaid purchase contracts, often referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

        The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

        We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

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  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and/or common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

 PLAN OF DISTRIBUTION

        From time to time, we may sell the securities offered by this prospectus:

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  through underwriters or dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the securities will set forth:

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  their offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds we may receive from the sale;

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  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

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  any initial public offering price;

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  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

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  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

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  at a fixed price or prices which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

 LEGAL OPINIONS

        The validity of the securities offered by this prospectus will be passed upon for Black Hills Corporation by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills, with respect to matters governed by South Dakota law, and by Faegre Baker Daniels LLP, Minneapolis, Minnesota, special counsel to Black Hills, with respect to matters governed by New York law. Certain legal matters will be passed upon for Black Hills by Faegre Baker Daniels LLP, Minneapolis, Minnesota, and for the underwriters, dealers, or agents, if any, by their own legal counsel. Mr. Helmers owns, directly or indirectly, 56,042 shares of our common stock.

EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Black Hills Corporation and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information included in or incorporated by reference into this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c),

14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offerings made under this prospectus:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

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  Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2014;

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  Our Current Reports on Form 8-K filed on May 2, 2014, May 30, 2014, and July 2, 2014; and

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  The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700